UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TELOMOLECULAR, CORP.

(Name of small business issuer in its charter)

DELAWARE State or jurisdiction of incorporation or organization	2834 Primary Standard Industrial Classification Code Number	20-4094917 I.R.S. Employer Identification No.

Telomolecular Corporation
10933 trade Center Dr., Ste 102
Rancho Cordova, CA 95670
Telephone:  916-410-8681
Facsimile: 213-947-1215

(Address and telephone number of principal executive offices)

Fidelity Transfer Company
1800 South West Temple, Suite 301
Salt Lake City, UT 84115
Telephone:  801-484-7222
Facsimile: 801-466-4122

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.
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CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	DOLLAR AMOUNT TO BE REGISTERED	PROPOSED MAXIUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (2)
Common Stock	16,729,801 Shares	$0.40	$6,691,920.40	$811.96

(1)	Based on the last sales price on August 28, 2006.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, Dated March 29, 2007.

PROSPECTUS
TELOMOLECULAR CORP.
16,729,801 SHARES
COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus.

Our common stock is presently not traded on any market or securities exchange.

The purchase of the securities offered through this prospectus involves a high degree of risk. SEE SECTION ENTITLED "RISK FACTORS" ON PAGES

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders will sell our shares at $0.40 per share until our shares are quoted Over the Counter, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price based upon the price of the last sale of our common stock to investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: January 1st, 2007.

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SUMMARY INFORMATION

The Company:

Prospective investors are urged to read this prospectus in its entirety.

Telomolecular Corp., a biomedical nanotechnology startup established in Sacramento, California, was formed to commercialize a class of synthetic nanotechnologies that have been shown to regenerate human cells and tissues. The Corporation intends to perform continued research and development, and commercialize products, important in the treatment of aging, age-related disease, and cancer. We were established on August 1st of 2005, and incorporated on November 15th, 2005, under the laws of the state of Delaware. Our principal offices are located at 10933 Trade Center Dr., Ste. 102, Rancho Cordova, CA 95670. Our telephone number is (916) 851-9705. Our Fiscal Year end occurs on December 31st.

The Offering:

Securities Being Offered	Up to 16,729,801 shares of common stock.

Offering Price

The selling shareholders will sell our shares at $0.40 per share or at prevailing market prices or privately negotiated prices. We determined this offering price based upon the price of the last sale of our common stock to investors and on the basis of long-term need.

Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering

The offering will conclude when all of the 16,729,801 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of the shares.

Securities Issued and to be Issued

500,000,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders and shares issued to the Corporation's treasury.

Use of Proceeds

The proceeds from shares sold by the Corporation to the public will be used to finance commercial research and development of new pharmaceutical products as described in the section entitled Use of Funds. We will not receive any proceeds from the sale of the common stock being resold by selling shareholders listed as "Subscription Agreements".

Summary Financial Information

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Balance Sheet

February 10, 2006

Cash	$1,124,000
Total Assets	$1,524,000
Liabilities	$439,449
Total Stockholders' Equity	$884,551

Statement of Operations

Inception to February 10 2006

Revenue	$0-
Net (Loss)	$(2,517,608)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The value of our shares could decline due to any of these risks, and you may lose all or part of your investment.

IF A MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, SHAREHOLDERS MAY BE UNABLE TO SELL THEIR SHARES.

There is currently no market for our common stock and no certainty that a market will develop. We currently plan to apply for quotation of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement, of which this prospectus forms a part. Our shares may never trade on the bulletin board. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

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A PURCHASER IS PURCHASING PENNY STOCK, WHICH LIMITS HIS OR, HER ABILITY TO SELL THE STOCK.

The shares offered by this prospectus constitute penny stock under the Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, thus limiting investment liquidity. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

Please refer to the "Plan of Distribution" section for a more detailed discussion of penny stock and related broker-dealer restrictions.

BECAUSE THE COMPANY HAS A LIMITED OPERATIONAL HISTORY UPON WHICH TO BASE PROJECTIONS AND ASSUMPTIONS THERE IS A HIGH RISK THE COMPANY COULD FAIL TO MEET EXPECTATIONS.

Telomolecular has a limited operational history. You will be subject to all of the risks that early stage operations experience. Accordingly, we have a limited operating history in the United States upon which to base an evaluation of our business prospects. The company is presently in a research and development stage, has no revenues, customers, or produces for sale, and may never have any revenues, customers, or products for sale.

THE COMPANY ENGAGES AT TIMES IN TENTATIVE AGREEMENTS, ARRANGEMENTS, AND DISCUSSIONS THAT IT INTENDS IN GOOD FAITH TO EXECUTE AND MAY SHARE WITH ITS SHAREHOLDER'S IN FORWARD-LOOKING WAYS. THESE AGREEMENTS, ARRANGEMENTS, AND DISCUSSIONS MAY FAIL TO MATERIALIZE.

The company engages at times in tentative agreements, arrangements, and discussions that it intends in good faith to execute and may share with its shareholder's in forward-looking ways. At times these agreements, arrangements, and discussions may be subject to uncertainty, unexpected events, and may not materialize. Acceptance of our service is uncertain. Insufficient market acceptance of our service would have a material adverse effect on our business, financial condition, and results of operations. In February of 2006 we entered into a tentative agreement with a publicly traded shell company (American Business Corporation, OTCPK: AMBC) to merge. This agreement was terminated in June of 2006 after conducting due diligence. We believe strongly that this termination was in the best interests of Telomolecular, however, it delayed the Corporation's plans to become a public corporation. Because several shareholders felt our forward-looking statements should have been binding we want to express explicitly that only after an agreement has been permanently ratified do we intend to consider it binding, that we reserve the right to change our minds on any announced plan or intention, and that an investor should only invest in this company if they accept this policy.

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BECAUSE OUR PRODUCTS COULD HAVE POSSIBLE UNEXPECTED SIDE-EFFECTS, WE CANNOT ASSURE THAT THEY WILL EVER BE SOLD.

Our products could have possible unexpected side effects. While we believe that our products will be safe and without side effects based on best scientific evidence at our disposal, we will not know, and cannot certify, that our products are safe, until they have been tested in clinically reliable ways and have been certified by regulatory safety boards in one or more sovereign countries.

BECAUSE WE INTEND TO AUGMENT OPERATIONS RAPIDLY WE MAY INCUR LOSSES WHICH COULD NEGATIVELY IMPACT OUR STOCK PRICE OR RESULT IN EXCESSIVE DEBTS.

As we augment operations it will be necessary to incur operating losses until we have increased market share to a significant level.  The size of those losses will depend, in part, on the rate of growth in our revenues.  We intend to spend significant funds on marketing initiatives to develop brand awareness in the appropriate audience segments.  Therefore, we expect our advertising expenses to increase significantly in future years.

WE NEED TO CONTINUE AS A GOING CONCERN IF OUR BUSINESS IS TO SUCCEED. IF WE ARE NOT ABLE TO CONTINUE AS A GOING CONCERN, IT IS LIKELY INVESTORS WILL LOSE ALL OF THEIR INVESTMENT.

The report of our Independent Registered Public Accounting firm on our audited financial statements as for the period ended December 31, 2005 indicates that there are a number of factors that raise doubt about our ability to continue as a going concern. Such factors identified in the report are that we have no source of revenue and our dependence upon obtaining adequate financing. As an early stage company, if we are unable to continue as a going concern, there will be minimal assets to liquidate with which to repay our investors, and therefore it is likely our investors would lose all or most of their investment.

THE COMPANY IS DEPENDENT ON KEY PERSONNEL, THE LOSS OF WHICH COULD NEGATIVELY AFFECT THE COMPANY'S ABILITY TO OPERATE.

The Company is dependent on key personnel.  The loss of services of key individuals could slow the Company's ability to complete the rollout of its performances and could have a material adverse effect on the Company's business, financial condition and results of operations. We do not as of this date maintain life insurance on any key personnel.

We maintain employment contracts with our key personnel that prevent direct competition for a period of 5 years. We also seek to prevent extra-curricular work with the exception of Mr. Henry Val and Mr. Sarad. Mr. George Behling and Kenneth Brown do not have employment contracts but instead maintain consulting contracts. Ms. Kim Sanders and Sheree Friedman do not have employment contracts, however, their roles are viewed as less critical from the possibility of long-term competitive business practices.

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Our Key Personnel Consists of:

Matthew Sarad	34	Chairman, CEO	2007
George Behling	62	Director	2007
Henry Val	55	Director, Pres of Stem Cells	2007
Brian Allred	36	VP Finance	2007
Jeremy Jobe	30	Secretary	2007
Kenneth Brown	38	Director, Pres. Gov Affairs	2007
Sheree Friedman	41	CFO	2007
Gary Zhai	43	CSO	2007
Kim Sanders	38	Pres. Planning	2007
Peter Lohstroh	40	Senior Scientist	2007
Xin Lin	38	Senior Scientist	2007

REGULATORY APPROVAL IS REQUIRED, AND MIGHT NEVER BE GRANTED, IN ORDER TO SELL MANY OF OUR PRODUCTS.

Many of the anticipate products to be sold by the company will require approval for sale and distribution by the Food and Drug Administration, or similar agencies abroad.  There is no guarantee that the company's products will prove to be safe or effective, and there is no guarantee that the FDA will approve any application for sale and distribution. Without approval by the FDA, the company's product lines would be significantly smaller and revenues would be negatively impacted.

THE COMPANY IS IN A "RESEARCH AND DEVELOP" STAGE AND ITS PRODUCTS MAY FAIL TO WORK AS ENVISIONED.

The Company is relying on research and development programs that it believes will yield working products. It is unknown, when if ever, such products might be developed, and it is unknown if those products will work or if they will be safe to administer in humans or animals.

SOME OF OUR COMPETITORS ARE LARGER AND STRONGER AND MAY HOLD COMPETITIVE ADVANTAGES THAT COULD REDUCE OUR MARKET SHARE.

Many of our potential competitors have longer operating histories, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do.  Our competitors and other companies may form strategic relationships with each other to compete with us.  These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements, which arrangements may increase our competitors' ability to address customer needs with their product and service offerings.  We believe that there is likely to be consolidation in our markets, which could lead to increased price competition and other forms of competition that could cause our business to suffer.

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MANAGEMENT WILL HAVE BROAD DISCRETION IN THE USE OF FUNDS WHICH COULD NEGATIVELY AFFECT THE COMPANY AND ITS STOCK PRICE.

Our management will have significant flexibility in applying the net proceeds of any private or public stock offering.  You will be relying on the judgment of our management regarding the application of these proceeds.  Our management will have the ability to apply proceeds, as it deems appropriate without shareholder approval.

WE HAVE ARBITRARILY SET THE PRICE OF OUR SHARES AND CANNOT ASSURE THAT THEY MAY BE RESOLD AT THE OFFERING PRICE.

We have arbitrarily set the price of our Shares with reference to the general status of the securities market and other relevant factors.  We valued Shares based on our need, projected revenues, and desired return on investment to our shareholders. We cannot assure you that the shares could be resold by you at the offering price or at any other price.

THE COMPANY WILL FACE SIGNIFICANT COSTS IN THE FORM OF MARKETING AND DISTRIBUTION OF ITS GOODS WHICH COULD EFFECT OUR ABILITY TO GROW.

The introduction of pharmaceutical, cosmetics, and related products, often require a considerable investment into the marketing and distribution of goods. We expect to spend no less than 5% of our gross revenues on marketing and up to 3% on distribution of goods. If our revenues are not strong our marketing expenses could exceed our expectations on a percentage basis and even cause a deficit.

WE ARE DEPENDENT ON KEY LICENSING RIGHTS THAT IF REVOKED COULD SIGNIFICANTLY IMPACT THE COMPANY'S ABILITY TO OPERATE.

If the company is unable to meet certain business milestones it could lose its rights to important licenses. These milestones are outlined in greater detail under the description of our licensing arrangements.

There are currently no products available for public sale. The company intends to spend years in research and development stage and it could be some time before the company enjoys revenues connected to the sale of products.]

The company is substantially dependent on licensing rights with the University of Nebraska and Stanford Leland Jr. University. The loss of licensing grants by either of these Universities would significantly impact the Corporation's goals and milestones. Please read through the section entitled "Patents, trademarks, and Intellectual Property" carefully in order to understand the nature of these licensing rights.

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WE FACE FINANCIAL UNCERTAINTY AND THERE ARE NO ASSURANCES THAT WE CAN FINANCE OUR EXPENSIVE RESEARCH AND DEVELOPMENT PLANS.

We may be required to raise substantial funds.  Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. We anticipate that we may need to raise additional capital to develop and commercialize new products. In particular, we predict that we will require an additional $2,000,000 dollars over the next 12 months and at least $8,000,000 in FY 2007 in order to meet scientific goals. Such additional capital may be raised through public or private financing as well as borrowings and other sources. There can be no assurance that additional funding will be available under favorable terms, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through entering into arrangements with collaborative partners or others that may require us to relinquish rights to certain products and services that we would not otherwise relinquish.

Forward-Looking Statements

Various matters discussed in this document and in documents incorporated by reference herein, including matters discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," may constitute forward-looking statements. These forward-looking statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Telomolecular (the "Company") to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions are intended to identify such forward-looking statements. The Company's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

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USE OF PROCEEDS

The Company expects to receive proceeds from the sale of 10,000,000 shares held by the Corporation's treasury. The maximum proposed offering price is 40 cents per share, which would result in maximum aggregate proceeds of $4,000,000. The company will use these proceeds to finance research and development as well as to cover general operational expenses described in this section.

We will not receive any of the proceeds from the sale of 5,054,801shares of common stock being offered for resale by the selling stockholders listed in this prospectus under "Subscription Agreements". We will, however, incur all costs associated with this registration statement and prospectus. The shares of common stock offered hereby under "Subscription Agreements" are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

Exactly 1,675,000 shares will be sold by executives and employees according to a scheduled registration of shares as part of our employee compensation package. The management and employees mentioned in this portion of the document each entered into agreements with the company which permitted them to register a set number of shares in the event of a public offering. This compensation is meant as an executive incentive and has no special terms. No other sales or registrations are scheduled at this time, however, we expect to periodically schedule the sale of shares on a yearly basis for the purposes of employee compensation. We do not expect these registrations to represent a significant percentage of the Corporation's total stock.

We will receive proceeds from 10,000,000 shares being sold by the Corporation directly to the public: a primary goal of this offering is to continue to finance sponsored research through the University of Nebraska Medical Center to be carried out by their scientists at their existing facilities. This covers, in particular, the formulation of a generally deliverable oTrt based pharmaceutical product and an initial safety and efficacy study in mice. oTrt is an enzyme that has been shown to elongate chromosomal telomeres. As of October 30th, 2006, approximately $570,000 had been paid towards the program and another $700,000 is owed over the next 16 months. Other objectives include funds to cover "expanded operations" and the development of "targeted" applications that are efficacious in the treatment of specific diseases. Specifically, the company has launched a laboratory in Rancho Cordova, CA to study and produce a proprietary telomere elongating agent known as synthetic DNA nanocircles in high volumes. This is expected to require approximately $1,000,000 over the next fiscal year including the payment of salaries to scientists. The company also intends to purchase patents and perform research related to clinically curing cancer and in the development of pharmaceuticals that may treat trauma injuries and cellular oxidation processes. This will require considerable financial resources, necessitate the purchase of equipment, and require hiring of more personnel. Expanded studies, drug applications, and commercialization will require even further finance. Other uses of funds include paying $500,000 in general and administrative salaries to our employees and executives and $350,000 in expenses attributable to this offering. The required budget for the next 12 months is approximately $4 million USD and covers the corporation's operational budget.

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In addition to R&D, some commercialization efforts would be financed including the production scale-up for a cosmetic application, which will require approximately US $250,000 in capital investment per bioreactor production module (3 bioreactors).  Telomolecular plans to raise capital for cosmetic production by a combination of its board of directors, equity offerings, debt instruments and licensing production facilities capitalized by investment groups.  This capital will be raised based upon the immediate revenue generating capabilities of the production facilities.

The Use of Funds from stock sold from the Corporation's treasury, assuming a maximum capitalization of $4,000,000, can be described as:

Costs of Financing _ $350,000

In addition to a discretionary sum of $50,000 for the production of documents and marketing materials, as an incentive to sale, a commission of up to 10% may be paid to any broker, agent or officer of the company who sells the Corporations stock in a planned private offering.

Legal and Accounting -$95,000

$60,000 has been allocated to cover legal costs. There will be complex licensing, liability, patent, and intellectual property rights matters to manage. Legal counsel must issue patent reviews, patentability reports, accounting services and advice.

Administration  - $500,000

We have allocated $500,000 to cover the salaries of management, advisory board members, and support staff. In addition to any licensing agreements and royalties we intend to pay our advisory board members, those who may accept such remuneration, for serving on our advisory board and making contributions. We expect the Board to provide valuable input and guidance. As such, we intend to pay scientific and executive advisory board members for their time at meetings and to provide a well-catered and accommodating meeting environment appropriate for very important persons.

IP License payouts - $85,000

These payments are due to the licensors of patents and technology. We are also obligated to pay 3% of $3 million raised for continued rights to UneMed for PLGA Nanoparticle usage in addition to other such related fees.

Reserve - $200,000
A reserve of $200,000 will be established.

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Nanocircle Lab - $1,000,000

The Corporation maintains a laboratory in Sacramento, California for the purpose of studying the delivery of DNA nanocircles in living animals, for developing targeted pharmaceutical products that may treat specific age related diseases, and for the improved commercial synthesis of key nanotechnologies. The project requires approximately $1,000,000 over the next 24 months. Major portions of these expenses include the purchase of equipment such as sonicator, centrifuge, automic force microscope, confocal microscope, fluorescent microscope, PCR equipment, and other expensive laboratory equipment for approximately $500,000. The synthesis of high volumes of nanocircles for approximately $100,000. The delivery of Synthetic DNA nanocircles in a series of in vitro and possibly small animal experiments and studies for $300,000.

oTrt Program - $700,000

The Corporation is presently sponsoring research into the development of pharmaceutical agents based on telomerase and variants such as our proprietary oTrt. Successful programs conducted in skin grafts are already underway.  The overall program goals are approximately 50% satisfied. Large portions of the remaining expenses include the delivery of oTrt intravenously in a series of small animal experiments and other animal studies for approximately $470,000. Hundreds of thousands of dollars in additional funds may be required at a later date to continue to pay for this program.

Protein Engineering - $70,000
Complete and pay for protein engineering projects of approximately $70,000;

Patent Acquisitions - $200,000
Add several anti-cancer patents to our portfolio for $200,000.

Anti-Cancer Program - $800,000
Initiate a sponsored research program to test the safety of p53 reactivation in living animals for $800,000.

Use of Funds Notes

  Grants - The Company may apply for grants available through programs such as IRAP (Industrial Research Assistance Program), however no grant funds are presumed to be received during this period.
  Tax Credits - The company is eligible to apply for certain Scientific Research and Experimental Development (SR&ED) tax credits, which may return up to 40% of the company's expenditures on qualifying research and development.  To receive these credits requires qualifying interviews with Canada Revenue and Customs, and it can take a year or more after filing tax returns to receive the credits, therefore these anticipated credits are not included in the budget for this period.
  Interest on Reserve - Estimated interest collected on reserve funds.
  Funding Fees - Fees payable to intermediaries for raising equity funds are estimated not to exceed 10% of the offering.

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  IP Licenses - Funds budgeted to pay up-front fees to patents licenses from other parties.
  R&D Capital Expenses - Equipment, computers and associated hardware and software. In order to minimize start-up time and costs, Telomolecular will contract out for initial laboratory, testing and production services.
  Scientific Advisory Board - Fees and travel expenses for three of the five members of the Telomolecular Scientific advisory board.  The services of the other two members of the SAB, the CTO and the Head Scientist are expensed under "Telomolecular R&D Personnel".
  Contract R&D - Estimates for contract services for: cell line engineering; protein production and purification; protein transduction Processing; liposome processing; cosmetic testing and approvals.
  Reserve - Budgetary reserve allocated for unanticipated expenditures or delays.
  Assumptions and Risk Factors - This Confidential Offering Business Plan includes certain statements, estimates, forecasts and projections provided by Telomolecular in respect to the anticipated future performance of Telomolecular. Such statements, estimates and forecasts reflect various assumptions made by Telomolecular concerning anticipated results, which assumptions may or may not prove to be correct.  (See "Risk Factors")
  Subsidiaries - It may be necessary to perform some work through a planned wholly owned, audited, and reporting subsidiary in a foreign location. A foreign location may be important in performing certain key experiments where regulatory laws are more flexible and may provide tax advantages to key executives who spend time managing the subsidiary.

DETERMINATION OF OFFERING PRICE

By comparing the present net tangible assets of the company to the amount of allocated Shares the actual immediate par value is $.003. After the sale of 10,000,000 treasury shares in this offering the actual immediate par value will become $0.011. The resale of shares by selling shareholders described as "subscription agreements" and or "employee compensation" should not affect our real par value. Valuation of the company is arbitrary; we base the sale valuation of the Shares on: need, earnings potential, and the last going price of securities sold to investors.

DILUTION

Our net tangible book value as of March 1st, 2006 was approximately ($.003) per Common Share. We determined net tangible book value per interest by dividing our net tangible book value (1,570,707), which consists of tangible assets fewer liabilities, divided by the aggregate number of Common Shares outstanding (500,000,000) on March 1st, 2006.

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After giving effect to the sale of the public offering of $4,000,000 offered hereby, the adjusted pro forma net tangible book value would be $5,570,707 or $.011 per share. This represents an immediate increase in pro forma net book value of $.010 per share to existing shareholders and an immediate dilution of $.389 per share to new investors in this offering. The following table illustrates the per share dilution to new investors:

500,000,000 Shares
Price to investors....................................................		$0.40
Net tangible book value per share as of October 30, 2006......................................................	($0.003)
Increase per share attributable to this offering..........................................................................		$0.008
Adjusted pro forma net tangible book value per share after this offering....................................		0.011
Dilution per share to purchasers of Common Shares................................................................		$0.389

SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale by the following selling stockholders of the indicated number of shares, all of which are issuable pursuant to warrants and subscription agreements held by these selling stockholders. The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable pursuant to the subscription agreements is based on the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable pursuant to the subscription agreements and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.

The Shareholders identified under "Subscription Agreements" made special purchases according to subscription agreements which permitted them either in the agreement, or in subsequent agreements, to sell their shares publicly, without restriction, in the event of a public offering. The terms of the subscription agreement is included as an attachment entitled "Unrestricted Subscription Agreement".

The Shareholders identified under "Equity Compensation" are currently employed by the company as executives, officers, or employees. The shares sold herein are part of an equity compensation plan.

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The Shareholders identified under "Treasury" represents shares currently held by the Corporation's treasury that are being sold to finance the Corporation's general operations and for other purposes outlined in this document in the section entitled "Use of Proceeds".

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

	Common Shares Beneficially Owned			Common Shares Beneficially Owned
	Prior to the Offering			After the Offering
Total Shares

Subscription Agreements

Name	Number	Percent%	Registered	Number	Percent%

Northbrook Equity Ventures LLC	4,150,000	0.83%	2,075,000	2,075,000	0.42%
500 Northbrook St.
Monsey, NY 10952

Patrick Cluney	1,660,000	0.33%	557,248	1,102,752	0.22%
3510 Furlong Way
Gotha, FL 34734

Bill Monahan	844,067	0.17%	844,067	0	0.00%
1001 American Beauty St.
Orlando, FL 32818

Isiah Sheps	601,086	0.12%	601,086	0	0.00%
8 Bartlett Rd.
Monsey N.Y., 10952

Lowell Brittain	1,000,000	0.20%	111,000	889,000	0.18%
4532 Telephone Rd. Ste: 116
Ventura, CA 93003

Hsiu-Chuan Wu	55,500	0.01%	55,500	0	0.00%
4-11-12 Kanokodai-Kitamachi
Kita-ku, Kobe 651-1513 Japan

Larry Walker	210,900	0.04%	210,900	0	0.00%
2816 C St.
Bakersfield, CA 93301
Pg.17
Harvey Allen	2,600,000	0.52%	600,000	2,000,000	0.40%
308 Westview Dr.
Fayattte, NC 28303

Shares held by the Corporation

Treasury	40,000,000	8.00%	10,000,000	30,000,000	6.00%
10933 Trade Center Dr., 102
Rancho Cordova, CA 95670

Equity Compensation

Matthew Sarad	263,500,000	52.70%	500,000	263,000,000	52.60%
8037 Orange Ave.
Fair Oaks, CA 95628

Jeremy Jobe	10,000,000	2.00%	250,000	9,750,000	1.95%
3311 Truxillo Dr.
Dallas, TX 75228

Brian Allred	10,000,000	2.00%	250,000	9,750,000	1.95%
10933 Trade Center Dr., 102
Rancho Cordova, CA 95670

Kenneth Brown	250,000	0.05%	250,000	0	0.00%
601 Pennsylvannia Ave
Washington D.C. 20004

Gary Zhai	20,000,000	4.00%	250,000	19,750,000	3.95%
10933 Trade Center Dr., 102
Rancho Cordova, CA 95670

Donald Quance	100,000	0.02%	100,000	0	0.00%
10543 Newcombe
Dallas, TX 75228

Natalie Jobe	75,000	0.02%	75,000	0	0.00%
3311 Truxillo Dr.
Dallas, TX 75228

Subtotal	355,046,553	71.01%	16,729,801	338,316,752	67.66%

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable pursuant to the subscription agreements is subject to adjustment depending on the future market price of the common stock, and could be materially less or more than the number estimated in the table.

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Circumstances under which the selling stockholders acquired securities:

Subscription Agreements

From February 2006 through October 2006, we entered into subscription agreements, with the selling stockholders listed in this prospectus. 5,054,801 common shares are being sold in this offering by this group. As of this date, we received an aggregate of $325,000 from these selling stockholders at shares prices of approximately $5 per share. This share price reflects the company's share structure as of October 15th, 2006 of 4,500,000 common shares. These purchases were made in a private placement according to Regulation D Rule 504 through our standard subscription agreement, except that the typical 180-day lockup-period was waived either in the subscription agreement or in an amendment to the agreement. There are no special terms, rights or privileges in these agreements that differ from normal shareholder terms, rights and privileges outlined in this document other than those mentioned above. We have included as an attachment the language of this special subscription agreement.

Treasury

10,000,000 common shares that were assigned to the Corporation's treasury are being sold to help finance the activities as outlined in the "Use of Proceeds" section of this document. These shares are being issued from the Corporation's treasury and consist of outstanding securities.

Equity Compensation

Corporate insiders and executives are selling up to 1,675,000 shares as part of a planned compensation package according to a selling schedule. The management and employees mentioned in this portion of the document each entered written or oral agreements with the company which permitted them to register a set number of shares in the event of a public offering. There are no special terms or tenants in these agreements. No other sales or registrations are scheduled at this time, however, we may elect to schedule the sale of some amount shares on a yearly basis for the purposes of employee compensation. We do not expect these registrations to represent a significant amount of the Corporation's total stock. At this time, we do not intend to distribute stock options to our employees and instead intend to distribute common stock. This policy is subject to change.

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Shares of Common Stock

The shares of common stock are priced at the lesser of
(a) $0.40

None of the selling shareholders:

(1)     has had a material relationship with us other than as a shareholder at any time within the past three years;

(2)    has ever been one of our officers or directors; or

(3)    is a broker-dealer or affiliate of a broker dealer.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions.

The selling shareholders may sell our shares at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily, based upon the price of the last sale of our common stock to investors and on the basis of long-term cash and equity requirements. The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately-negotiated transactions;
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
  through the writing of options on the shares;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

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The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

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The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

The SEC has adopted regulations which generally define a penny stock to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on the a registered stock exchange or the Nasdaq Stock Market (although the $5.00 per share requirement may apply to Nasdaq listed securities) or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years; or has average revenue of at least $6,000,000 for the last three years.

As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchasers written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealers presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

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According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

  Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
  Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
  Boiler room practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
  Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
  The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them. Finally, if you are a victim of fraud, you may have rights and remedies under state and federal law. In addition to the NASD and North American Securities Administrators Association, you also may contact the SEC with complaints at (800) SEC- 0330 or via the Internet at help@sec.gov.

Because our stock is a penny stock we do not have the safe harbor protection under federal securities laws with respect to forward-looking statement.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. The Corporation's address for service of process is 10933 Trade Center Dr., Ste 102, Rancho Cordova, CA 95670.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is information regarding our directors and executive officers. There are no promoters. All directors and executive officers are elected annually and serve under the By-laws of the Company until the next election of Directors and until their successors are duly elected and qualify. The current Directors and Officers as of March 10, 2006 are as follows:

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NAME	AGE	POSITION	TERM
Matthew Sarad	34	Chairman, CEO	2007
George Behling	62	Director	2007
Henry Val	55	Director, Pres of Stem Cells	2007
Brian Allred	36	VP Finance	2007
Jeremy Jobe	30	Secretary	2007
Kenneth Brown	38	Director, Pres. Gov Affairs	2007
Jon Stocking	40	Director	2007
Sheree Friedman	41	CFO	2007
Gary Zhai	43	CSO	2007
Timothy Rosio	42	Director	2007

To our knowledge, no director, person nominated to become a director, executive officer, promoter or control person of the Company has been involved in certain legal proceedings including:

(1)  Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to the date hereof;

(2)  Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and minor offenses);

(3)  Being subject to any order, judgment, or decree, not  subsequently reversed, suspended or vacated, of any court of  competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action) , the Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

All directors hold office until the next annual meeting of the shareholders and the election and qualification of their successors.  Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

Biographies of Key Personnel

Listed are short biographies of the Corporation's key personnel and consultants. Full resumes are attached with this prospectus in the Exhibits section.

Page. 24

Matthew A. Sarad
Chief Executive Officer, Chairman

From January of 2002 to present Mr. Sarad has served as the Chief Executive Officer of 504 Bank, an investment banking company based in Sacramento, California. His focus was on the finance of biotechnology projects. 504 Bank is a 5 year old investment company that connects investors to high-tech investment opportunities. The company attempts to maintain a close nexus with financial institutions, venture capital firms, and high net worth private investors; that have been used to finance Telomolecular to date. He is experienced in the development of startup enterprises and has been a principal or executive in a variety of technology companies. From 1994 to 2000 he worked as a consultant to Fortune 500 companies and state and local governments for KPMG Peat Marwick LLP.

Henry Val
Director, President of Stem Cell Technologies

Mr. Val serves also as Chief Executive Officer of New Life Scientific. New Life Scientific is a public biotech firm that focuses on commercializing emerging biotechnologies. The Corporation seeks to joint venture with organizations whose research has the potential to greatly advance medical science, as well as benefit mankind. Their group focuses largely on reversive medicine-the renovation of an aging organism using stem cells. New Life has facilities and a dedicated Contract Research Organization for conducting paid studies and FDA trials. The Company finds and develops new commercially viable treatments and maintains a collection of international scientists.

Sheree A. Friedman
Chief Financial Officer

Ms. Friedman was formerly a principal partner at Lucrative Capital, a North Carolina based venture capital firm. Ms Friedman specializes in capitalizing private placements and has experience across a variety of sectors and industries including biotechnology. She focuses on building alliances with financial institutions worldwide and in securing financing for sophisticated private ventures. From 1991 to 1996 Sheree served as the VP (partner) of Lucrative Capital. From 1983 to 1989 she served as President of Colter Bay International.

Jeremy Jobe
Vice President Investor Relations, Director (Secretary)

Mr. Jobe obtained his Series 7 and Series 63 licenses in 2000. Since then he has specialized in the procurement and development of C level partnerships, oil and gas joint ventures, limited liability partnerships and other private securities transactions. From June 2001 to March 2003 he served as Vice-President of accounts at Reef Securities Inc., Richardson, TX where he was responsible for public relations, account acquisition and systematically diversifying his client's assets. Previous to his tenure at Reef Mr. Jobe served for 2 years as an Energy Consultant to Amerest Securities Corp, Dallas, TX. Mr. Jobe has served as a stock analyst or consultant to a variety of large corporations such as the Pat Summerall Corporation.

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Kenneth Brown
President, Government Affairs, Director

Kenneth Brown has over 10 years of experience in the procurement of federal contracts and serves presently as the Chief Executive Officer of TAI Consulting. He also bares experience in the fields of IT consulting, analysis, and business development.  His work has been published in the U.S., Europe and Asia on legal and regulatory policy IT topics such as Microsoft and antitrust, GE/Honeywell Merger, IBM/Linux Open Source, and ATT acquisitions. IT firms for business development, finance, new markets, and government relations have leveraged his experience.

  From January 2005 to present Mr. Brown serves as the President of the Technology Alliance Institute, a Washington D.C. based government consulting firm.
  From January 1998 to January 2004 he served as President for the
  Alexis de Tocqueville Institution; an institution dedicated to the study and advancement of democracy.

Dr. Kim Sanders, Ph.D.
President of Planning

Kim Sanders has 25 years of experience in business planning, product management, vendor/partnership management, business development with major financial services and marketing organizations. Ms. Sanders headed the Product Management and Marketing Divisions at Bank One Insurance Group from 2000 to 2003. Under her supervision the department contributed to the company's bottom line. She held other executive positions in PNC Bank (1982-1985), Devon Direct Advertising (1985-1988), MNBA (1988-1990), Clement Communications (1990-1994), Beneficial Corporation(1994-1997), and Colonial Penn Group (1997-2000).

J. Brian Allred
Vice President, Finance, Director

Mr. Allred represented projects to investment banks, venture capital firms and private investors as President of Finance for 504 Bank. He was engaged in the corporate development and capital procurement stages of many companies. He served as President of Allred and Associates from 1999 to 2003. While at Allred and Associates he consulted on projects that required structural work or diversification in order to interest investors. Mr. Allred has served in executive capacities for financial institutions.

Page. 26

Dr. Gary Zhai, Ph.D.
Chief Science Officer

Dr. Zhai was recently a senior staff scientist and medical school instructor at the Cancer Biology Laboratory of Cellular & Molecular Neuro-Oncology at Massachusetts General Hospital for Harvard Medical School. Before holding this post he worked for the U.S. Department of Defense as a senior staff consultant on a State Sponsored research program for Nanobiosystem, Inc. He maintains research experience in molecular CNS neuroscience, gene therapy, recombinant protein and DNA engineering and delivery, molecular cell biology with a broad knowledge base of Cancer Biology. He has also worked extensively in Cancer Genetics and Biology, especially apoptosis, cell death and survival pathways. Dr. Zhai is an expert in protein biochemistry, protein isolation, purification and characterizations. RNAi, particularly with regard to expression of RNAi reagents in cultured CNS tumor cells using viral vectors; Experience in the biochemical assays and functions of Rb and WT1 tumor suppressor genes, GPCR, IGFR, EGFR, AKT kinase, PI 3-kinase and mTOR kinase, and other related subject matter relevant to the project. From March 1, 2006 to September 10, 2006 Dr. Zhai served as a Senior Scientific Consultant of Nanobiotechnology, Cambridge/Medford, Boston, Massachusetts. From December of 2002 to March 1 of 2006 Dr. Zhai served as the Medical School Instructor and Senior Staff Scientist of Cancer Biology for Massachusetts General Hospital/Harvard Medical School, Boston, Massachusetts. From September 1 2000 to December 15 of 2002 he served as a Postdoctoral Fellow for McGill University School of Medicine/Montreal General Hospital Research Institute, Montreal, Quebec, Canada.

Dr. Xin Lin, Ph.D.
Senior Scientist, Nanocircle Program

Previously Dr. Lin served as a lead senior scientist at M. D. Anderson Cancer Center in Houston, TX. Before serving at M.D. Anderson Cancer Center Dr. Lin worked as a research scientist at the University of California, San Francisco, and previous to that she served as a research scientist at Houston University. Her research and development experience emphasizes the study of cancer and cancer biomarkers. Dr. Lin maintains proficiency in array CGH studies on renal cancer using Illumina whole genome bead array technology, biomarkers for cancer, Taqman real-time PCR., genetic risk markers for lung cancer and bladder cancer using SNPlex, Taqman and Illumina genotyping techniques, comet assay and FISH, and many other scientifically relevant areas of study. She has significant experience measuring telomere length with various protocols. Dr. Lin has also worked extensively on host-virus interaction and genetic susceptibility to HIV. She is well published in respected scientific journals and has been awarded research grants for past work. From 2004 to 2006 Dr. Lin served at M. D. Anderson Cancer Center - Houston, TX as a senior scientist. From 1999 - 2004 she served as a scientist at the University of California, San Francisco - San Francisco, CA and from 1993-1999 she worked as a scientist at the University of Houston - Houston, TX.

Dr. Li Wang, Ph.D.
Scientist, Nanoparticle Delivery Program

Dr. Wang was previously a senior staff scientist and research investigator at Northwestern University, Evanston, IL. She developed cutting edge gene delivery vehicles such as one based on cationic phospholipids. While at Northwestern she invented two new techniques, which transfect DNA into endothelial cells or vascular smooth muscle cells 30-fold more efficiently. Both technologies have been filed for U.S. patent by Northwestern University Dr. Wang worked closely with Northwestern University's technology transfer office to complete patent applications. Among her investigative research she studied microtubule-active agents during transfection, investigated the cellular and molecular barriers for cationic phospholipid-based gene transfection, analyzed the structure-function relationship of cationic phospholipid vectors and supervised research associates in the completion of study programs.

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Dr. Peter Lohstroh
Senior Scientist, Nanocircle Program

Dr. Lohstroh previously served as a post doctoral researcher at UC Davis Cancer Center. His role at UC davis was to conduct original research to develop and preliminarily characterize two novel nanotherapeutics, based on albumin nanoparticle and stealth liposome platforms, specifically targeted to lymphoid malignancies a high-affinity and high-specificity peptidomimetic ligand. His research included the development and optimization of decoration methods, the physicochemical characterization of experimental compounds, in vitro assessments of cell-surface drug binding and cytotoxicity to lymphoid malignancies, and, in vivo pharmacokinetics, tissue distribution, and anti-tumor efficacy in the murine xenograft model. From 2005 to 2006 Dr. Lohstroh served as a scientist at UC Davis Cancer Center. He performed doctoral research from 9/02 to 9/05 on behalf of the University of Davis California. Before that he served as a research assistant at UC Davis for nearly 10 years.

Dr. Neil Farbstein, Ph.D.
Scientist, DNA, RNA and siRNA Program

Dr. Farbstein has a background in the development of cutting edge technologies. As president of a nano/biotechnology corporation he was published in important scientific journals and magazines such as Nano Investor's News. He has worked with self assembling three dimensional integrated circuitry containing nanotransistors as well as novel technology to manufacture 5 nanometer CMOS type transistors that can be stacked in three dimensions. He is an experienced consultant in the field of siRNA manufacture & DNA manufacture, mining bioorganisms, gene therapy vectors, carbon nanotubes and advanced materials production, terrapascal bulk materials, and ceramic supermaterials. He has also been involved in developing gene carriers containing DNA to treat cancer and specially targeted delivery systems that release their payloads at designated locations in the body in addition to other projects in the field of nanotechnology and molecular biology.

Other Scientists

The Corporation, through its managers who run other biotechnology corporations, controls collectively 50 scientists in the field of anti-aging and tissue regeneration. The notable Dr. Eric Kool, full-time investigator at Stanford University and inventor of DNA nanocircles, provides consultancy. Dr. Vinod Labhasetwar, a chief investigator at the University of Nebraska Medical Center is heading our sponsored research program through the University, has petitioned the University to join the company's Science Board, and provides consulting advice to the company. Other preeminent scientists and physicians serve on our scientific advisory board or work for the company. The corporation has reached consulting and work agreements with a variety of known contract research organizations and U.S. universities and is engaged in active scientific research and development.

Page. 28

Legal Counsel
Underhill Associates

Mr. Rob Underhill has served as an attorney for 23 years. He cofounded the multi-billion dollar Internet Company MP3.com (RideOnTime, PR 2006). He is experienced in technology, copyright, security, international issues, and high-level business planning. Prentice Hall, Que, and other major publishers in English, French, Spanish and Polish have published his written books on technology internationally.

Mr. Underhill serves as the Corporation's general counsel and is paid on an as needed basis. He primarily performs critical contract review and the preparation of key corporate documents. He does not act as the Corporation's SEC counsel.

  Served as a (pro-tem) Judge of San Diego Superior court for 15 years.
  Professor of Law, Thomas Jefferson School of Law, San Diego, California.
  Member of State Bar of California since 1980.
  Foreign division headed by Attorney Prathish Prabhakaran, LLB, LLM.
  He serves as legal counsel or provides services to known corporations and celebrities.

Accountant
Brooksite Financial

Brooksite Financial is a financial management and consulting firm based in New York, New York. Brooksite helps companies structure for growth by delineating business objectives, planning sales & marketing strategies, operations and financial requirements. They advise on management or operations, ranging from organization design and development to the implementation of financial controls.

Auditor
Stark Winter Schenkein & Co., LLP

Stark Winter Schenkein & Co., LLP is a Certified Public Accounting and Audit firm with its main office located in Denver, Colorado and a satellite office in Bradenton, Florida. The firm consists of five partners, one principal, eight professional staff and two assistants. The firm and its staff are members of the American Institute of Certified Public Accountants, Colorado Society of Certified Public Accountants, BKR International, National Association of Certified Valuation Analysts, Association of Certified Fraud Examiners and the Public Company Accounting Oversight Board.

Term of Office for Directors

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Page. 29

Significant Employees

In addition to the scientists and officers described in the section entitled "Key Personnel" we have other personnel including 2 web developers, 4 marketing and business planning writers, 2 personal assistants, 1 sales representatives and other "non-key" personnel. Including management the company employs 18.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the record ownership of our Common Stock (the Company's only class of stock entitled to vote on general corporate matters) as to each person or entity who owns more than four percent (4%) of the outstanding shares:

As Allocated:

NAME & ADDRESS	SHARES OWNED	ISSUED SHARES
New Life Scientific 15 Roszel Rd. Princeton, NJ 08543	4.2%	21,000,000
Mr. Matthew A. Sarad 759 Glen Mady Wy. Foslom, CA 95630	52.7%	263,500,000
UneMed UNeMed Corporation 986099 Nebraska Medical Center Omaha NE 68198-6099	9%	45,000,000
Stanford 1705 El Camino Real Palo Alto, CA 94306-1106	8%	40,000,000
Gary Zhai 900 Blue Ravine Folsom CA, 95630	4%	20,000,000

Page. 30

*** 13.3% of the Corporation's stock has been guaranteed to executives other than the CEO in stock transfer agreements that mature over a 4 year period. These agreements are discussed in detail later in this section. The CEO also owns 52.7% (527,000) of the Corporation's preferred stock.

The following table sets forth the record ownership of our Common Stock (the Company's only class of stock entitled to vote on general corporate matters) as to (i) each director, (ii) each officer and (iii) all directors and officers as a group.

NAME & TITLE	SHARES OWNED	% OF CLASS
Matthew A. Sarad Chairman, CEO	263,500,000 shares*	(52.7%)
Henry Val (through NWLS) Director, President of Stem Cell Technologies	21,000,000 shares	(4.2%)
Jeremy Jobe, VP Investor Relations	10,000,000 shares	(2%)
Brian Allred VP Finance	10,000,000 shares	(2%)
Gary Zhai CSO	20,000,000 shares	(4%)
Kenneth Brown President Government Affairs	2,500,000 shares	(.5%)
George Behling Director	2,220,000 shares	(.4%)
Jon Stocking Director	15,540,000 shares	(3.1%)

All Officers and Directors
As a Group (8 in number)    (67.4%)

*** Dr. Gary Zhai has entered into a conditional stock transfer agreement that provides (4%) of the Corporation's stock according to a yearly maturity schedule over four consecutive years. The terms of the stock transfer agreement awards him up to 1% of the Corporation's stock at the end of each year over four years, assuming continuous employment with the company. There are no special rights or privileges associated with this agreement and it is not considered "vital" to the company or its plan of operation.

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*** Brian Allred and Jeremy Jobe have entered into conditional stock transfer agreements that provide (2% each) of the Corporation's stock as it matures on a yearly basis over four consecutive years. The terms of the stock transfer agreement awards each transferee up to .5% of the Corporation's stock at the end of each year over four years, assuming continuous employment with the company. Kenneth Brown has been guaranteed 0.5% of the Corporation's stock according to a similar vesting schedule. There are no special rights or privileges associated with these agreements and they are not considered "vital" to the company or its plan of operation.

DESCRIPTION OF SECURITIES

This prospectus covers the resale by the selling stockholders named in this prospectus of:

  up to 5,054,801 shares of common stock including common stock issuable to the selling stockholders pursuant to subscription agreements; and
  up to 10,000,000 shares of common stock sold from the Corporation's treasury directly to the public;
  up to 1,675,000 shares of common stock as equity compensation to officers and employees of the company;

The details of these sales are outlined in the section entitled "Use of Proceeds". The selling stockholders may sell the shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling stockholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled "Plan of Distribution".

Number of Shares Outstanding

The Company is authorized to issue 500,000,000 shares of $.001 par value Common Stock and 1,000,000 shares of .001 par value Preferred Convertible Stock (each preferred share is convertible to 50 common share on holders request). Currently all 501,000,000 shares of the Company's Common and Preferred Stock are issued and outstanding. Our purpose for maintaining all authorized shares as "issued" and "outstanding" is to minimize control issues by maintaining a high balance of stock in the hands of the CEO, and to improve technology licensing acquisition opportunities by maintaining available and transferable stock to negotiate and ratify licensing deals. Approximately 8% of the Corporation's total common shares have been assigned to the Corporation's treasury and are preserved for private placements and license acquisition opportunities.

Page. 32

The Corporation believes the existing capital structure is of a satisfactory size with which to capitalize the company's future research goals. In the event that there are an insufficient number of shares to cover future private or public placements the company may seek permission, through a vote by its shareholders, to "increase" the number of authorized unissued shares of the company. An investor in Telomolecular should expect the possibility of dilution as a result of any such vote. The CEO intends to allocate up to twenty five percent of his shares to provide further capitalization for the company at later dates, particularly in the event of a possible NASDAQ listing, which the company hopes to accomplish.

*** On July 15th, 2006, the Company approved, by a majority vote, an action to increase its authorized share structure from 4,500,000 common shares to 500,000,000 common shares and 1,000,000 preferred shares (each convertible to 50 common shares). This share structure did not change shareholder ownership on a percentage basis.

Common Stock

Our authorized capital stock consists of 500,000,000 shares of common stock a par value of .001. As of February 15th, 2006 there were 500,000,000 shares of our common stock issued and outstanding, including shares underlying subscriptions. Approximately 8% (40,000,000 shares) is held by the Corporation's treasury for future private offerings. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of Telomolecular, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Stockholders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock.

In the event of liquidation, dissolution, or winding up of the Company, the holders of the Company's Common Stock are entitled to share in all assets remaining available for distribution to them after payment of the Company's liabilities and after provision has been made for each class of stock, if any, having preference over the Company's Common Stock.  Holders of shares of the Company's Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Company's Common Stock.

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The holders of shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding Common Stock of the Company, voting for the election of directors of the Company, may elect all of the directors of the Company to be elected, if they so desire, and, in such event, the holders of the remaining Common Stock of the Company may not be able to elect any of the Company's directors.

Approximately 8% of the Corporation's common stock has been issued to its treasury in for reissuance in private placements for the purpose of resale and for licensing and acquisition purposes.

Preferred Convertible Stock

We have authorized 1,000,000 shares of preferred stock (A Series) with a par value of .001. Each one share of preferred stock is convertible to 50 shares of common stock upon the holder's request. Preferred shares shall have preference in the event of "winding down" (liquidation), however, preferred shareholders shall not have a vote on "corporate" matters. These shares will not be sold in this offering.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Stark Winter Schenkein & Co., LLP, Certified Public Accountants, to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

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DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by Delaware Statutes and our Bylaws. These provisions provide that we shall indemnify a director or former director against all expenses incurred by him by reason of him acting in that position. The directors may also cause us to indemnify an officer, employee or agent in the same fashion.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

Telomolecular Corp. (the "Company") was incorporated in the State of Delaware on November 8, 2005 for the purpose of developing regenerative nanotechnologies useful in the treatment of human aging, age-associated disease and cancer. A focus of the organization has been the acquisition of key licensing agreements from U.S. universities.

On November 15, 2005, the Company issued 246,400 shares of common stock (4.2% of our authorized stock according to our previous 4,500,000 share structure) at $5 per share to New Life Scientific Corp. as part of a stock transfer agreement.  The terms of the agreement form a strategic partnership between the companies.  Telomolecular recorded deferred compensation of $1,232,000 as a result of this transaction, with $205,333 amortized during the year ended December 31, 2005. We believe this arrangement provides Telomolecular with superior access to affordable clinical studies, expert science support, partnerships in Europe, and the addition of credible management to the project without incurring cash costs.

There are no revenues, expenses, liabilities or cash flows arising from this arrangement.

During the period ended December 31, 2005, the Company issued 3,375,000 shares of common stock to its CEO/founder, Matthew A. Sarad.

On August 30th, 2006, the company approved through a vote by its shareholders a new capital structure consisting of 500,000,000 common shares and 1,000,000 preferred shares (each convertible to 50 common shares upon holder's request). Holders of common shares in the pre-existing capital structure of 4,500,000 common shares benefited from a conversion ratio of 111 new common shares for each 1 existing common share.

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After a conversion from a share structure of 4,500,000 common shares to 500,000,000 common shares and 1,000,000 preferred shares, which was voted into effect in August of 2006, as of September 1st , 2006 Mr. Sarad controlled 374,625,000 shares. As of October 1st, 2006, Mr. Sarad had distributed 74,125,000 of his shares to other executives and the Corporation's treasury, bringing his holdings to 300,500,000 shares. As of February 15th, 2006, Mr. Sarad had distributed 37,000,000 of his shares to other executives and the Corporation's treasury, bringing his holdings to 263,500,000 shares. Agreements were reached with other executives granting them (jointly) up to 13.3% of the corporation's stock over a 4 year vesting period. Mr. Sarad anticipates the redistribution of up to 25% of his holdings over the next 24 months.

As of October 1st, 2006, the company owed the CEO and one of his solely owned companies approximately $140,000 in advertising expenses loaned to the company. These expenses were incurred throughout the months between November 2005 and October 2006.  As of October 1st, 2006 the company owed approximately $120,000 to cover deferred salaries by the CEO and $10,000 to a key director, Mr. George Behling. As of February 15th 2006 the company repaid the CEO $140,000 in advertising expenses. As of February 28th 2006 the company owed the CEO approximately $108,000 for employee advances and consulting fees that he paid for personally.

There are no obligations under a guarantee contract that has any of the characteristics identified in paragraph 3 of FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (November 2002) ("FIN 45"), as may be modified or supplemented, and that is not excluded from the initial recognition and measurement provisions of FIN 45 pursuant to paragraphs 6 or 7 of that Interpretation;

  There are no retained or contingent interests in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets;

  There are no obligations, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, except that it is both indexed to the small business issuer's own stock and classified in stockholders' equity in the small business issuer's statement of financial position, and therefore excluded from the scope of FASB Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (June 1998), pursuant to paragraph 11(a) of that Statement, as may be modified or supplemented; or
  There are no obligations, including a contingent obligation, arising out of a variable interest (as referenced in FASB Interpretation No. 46, Consolidation of Variable Interest Entities (January 2003), as may be modified or supplemented) in an unconsolidated entity that is held by, and material to, the small business issuer, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the small business issuer.

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Other than the above transactions, we have not entered into any material transactions with any director, ;executive officer, ;nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons. Also, we have not had any transactions with any promoter. We are not a subsidiary of any company.

DESCRIPTION OF BUSINESS

Business Development

Telomolecular Corp., a biomedical nanotechnology startup incorporated in Sacramento, California on November 8th of 2005, was formed to commercialize a class of synthetic nanotechnologies that have been shown to regenerate human cells and tissues (Kool et al, PNAS, December 10, 2002) [1]. The Corporation performs research and development, and intends to commercialize products, important in the treatment of aging, age-related disease, and cancer.

Telomeres cap and protect the ends of chromosomal DNA and consist of repeated sequences of the chemicals thymine, adenine, and guanine [30]. They are longest at conception and become shorter each time a cell divides. This shortening eventually becomes critical and leads to a programmed form of cell death called senescence, which prevents the cell from dividing and functioning properly. As a result, the human cell has a replicative lifespan of about 50 to 70 doublings (S. Menon, Discover, June, 1999) [25]. Cell function, such as protein production, DNA repair, waste management, metabolism, and signaling, decline as telomeres shorten (Walter D. Funk et al., Experimental Cell Research, 2000) [10] (Carmia Borek, LE Magazine, September 2002) [5] (Ki-Hyuk Shin et al., Experimental Therapeutics, April 2004) [28]. In general, aging cells become progressively less able to form and maintain healthy human tissues [5]. This dysfunction plays a key role in a variety of age-associated diseases such as macular degeneration, arteriosclerosis, atherosclerosis, osteoporosis, skin atrophy, Progeria and others (Johanna Ip, Bioteach Journal, Fall 2004) [41]. It can also be seen in symptoms we often label as human aging, such as wrinkled and deteriorating skin and the decline of vital organs (Funk W.D., Experimental Cell Research, 2000) [10].

By combining a new type of gene delivery technology, noted for its ability to deliver extra-ordinarily large molecules into human cells (Labhasetwar et al., The FASEB Journal. 2002;16:1217-1226) [2], with biomedical agents shown to lengthen chromosomal telomeres in laboratory cell cultures [1] successful therapies in living animals might be developed that significantly offset, and potentially reverse many age-related diseases and address certain symptoms and signs recognized as human aging (Calvin Harley, Current Molecular Medicine, March 2005) [13].

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Telomolecular is an early stage corporation that commenced operations in August of 2005 and was incorporated on November 8th of 2005. We have no revenues or customers at this time. Our research and experimentation has been performed at the Corporation's research laboratory in Rancho Cordova, California and by third parties such as U.S. universities and contracted research laboratories.

To date we have been performing research into: (1) the improved production of a novel medical gene therapy tool known as PLGA biodegradable nanoparticles, (2) the discovery and invention of synthetic proteins (manmade proteins) that are useful in the repair of degraded human telomeres, (3) the production of a nanotechnology known as synthetic DNA nanocircles, discovered by Stanford Leland University, (4) the acquisition of important licenses in the fields of aging, cancer, and drug delivery, (5) and the provision of the necessary equipment, facilities, and staff to operate the company. Further, the company is performing experiments that demonstrate efficiency in growing affordable RNA, DNA, and siRNA in transgenic plants and animals and has begun 5 parallel experiments that may result in one or more US patent applications. There is a considerable amount of research and development, safety studies, and efficacy evaluations that must be performed in order to develop "commercial" products that might be expected to generate revenues in the United States or internationally. We maintain all the necessary equipment, such as centrifuges, PCR machines, specialized microscopes, sonicators, and other such equipment that is essential to our trade, and we have staffed the company with qualified scientific personnel.

In January of 2006, the Corporation signed an exclusive licensing agreement with the University of Nebraska Medical Center through its licensing arm UNeMed. The agreement granted Telomolecular exclusive rights to deliver telomere elongating agents in cell cultures and living animals with the University's patent pending gene delivery technology known as Poly (D,L lactide-co-glycolide-acid) biodegradable nanoparticles (PLGA). PLGA is the first gene therapy tool approved by the U.S. Food and Drug Administration for use in U.S. consumer populations (Labhasetwar et al., The FASEB Journal. 2002) [2]. The tool overcomes many of the limitations known to affect traditional gene delivery technologies, such as a limited ability to deliver large-molecules, toxicity concerns, and immune response problems [2]. PLGA biodegradable nanoparticles are capable of comprehensively and safely delivering exceptionally large-molecules across the cell membranes of living organisms and they support a sustained therapeutic release of compounds, which is particularly important in the administration of pharmaceuticals based on proteins [2]. Further, PLGA as a gene delivery tool is non-toxic, there is no immune response, and it possesses other important pharmacological properties (Labhasetwar et al., The FASEB Journal. 2002) [2]. The terms of this agreement are outlined in greater detail in the section entitled "Patents, Trademarks, and Intellectual Property."

In February of 2006, the Corporation acquired, through Stanford University, the exclusive in vivo (in living animals) licensing rights to a technology known as "Telomere-encoding synthetic DNA nanocircles, and their use for the elongation of telomere repeats". Synthetic DNA nanocircles are round circular components of DNA or RNA that have been shown to repair damaged telomeres in the laboratory by causing the spontaneous addition of telomere sequences "TTAGGG" which cap the ends of human chromosomes. Nanocircles show promise as a tool capable of rejuvenating human tissues and may represent a therapeutically cost efficient solution to creating pharmaceutical products (Kool Eric T., United States Patent Application 20030148988, August 7, 2003) (Kool et al, PNAS, December 10, 2002) [1].

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On March 3rd, 2006, the Corporation completed development of and "invented" a synthetically engineered protein called oTrt that is useful in telomere elongation, and later in March the corporation completed development of and "invented" a synthetically engineered protein called "XfactorTrt" also useful in the elongation of chromosomal telomeres.

On June 13th, 2006, through a sponsored research agreement with the University of Nebraska Medical Center, the Corporation began studying the administration of telomere elongating agents in living animals and cells and expects to report preliminary results from these studies in February of 2007. The company hopes that this effort will result in new products for rejuvenating human hair and skin that might be sold in the United States and abroad perhaps as early as the first quarter of 2008. We expect a continuation of this research, described in detail in the attached sponsored research agreement, will be sponsored up through the year 2011 and may result in targeted pharmaceutical products for treating human diseases known as "age-associated" diseases. The agreement has been attached as the exhibit entitled "Sponsored Research Program."

On June 30th, 2006, the Corporation announced that it had successfully completed a round of financing according to Rule 504 Regulation D of the 1933 Securities and Exchange Act for $1,000,000. 200,000 of the company's total 4,500,000 shares of common stock were sold to investors at a $5 per share price.

On July 5th, 2006, the Corporation opened a 4,500 sq ft. laboratory in Rancho Cordova, California in order to perform in vivo work with synthetic DNA nanocircles. It moved from a previous location in Fair Oaks, California. There is no predicted time frame for the completion of nanocircles products but the short-term scientific goals of the program are to assess the function of nanocircles in repairing diseases of the vascular endothelium, bones, and skin.

On July 13th, 2006, the company agreed to acquire exclusive rights to all technologies resulting from sponsored research for the development of improved methods of DNA, RNA, and siRNA production. The terms and nature of this agreement are confidential as part of a trade secret. Management believes this technology could reduce the industry wide costs of producing pharmaceutical grade DNA, RNA and siRNA and that it may increase yield efficiency many times over.

On July 20th, 2006, the company acquired exclusive licensing rights from Stanford University for the research, development, and commercialization of a compound known as "Notch 1 in the regeneration of human musculature, heart tissue, and neuronal tissue". The company paid approximately $75,000 in upfront licensing and patent related fees, and further agreed to certain milestones described in detail in the section entitled "Patents, trademarks, and Intellectual Property".

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On August 28th, 2006, the company acquired through a contract expansion with the University of Nebraska Medical Center expanded licensing rights to deliver all anti-cancer agents, including p53 DNA damage checkpoint control reactivators and pRB tumor suppressor reactivators (as a combination therapy) with the University's biodegradable nanoparticle platform. The company paid $20,000 in licensing fees and is obligated to meet certain milestones described in detail in the section entitled "Patents, trademarks, and Intellectual Property".

On August 29th, 2006, the company acquired exclusive licensing rights from Stanford University for the research, development, and commercialization of "Mitofusin 1 in the repair of Mitochondrial DNA" (United States Patent Application 20020168673, Fuller, Margaret T. ; et al. November 14, 2002). The company paid approximately $85,000 in upfront licensing and patent related fees, and further agreed to certain milestones described in detail in the section entitled "Patents, trademarks, and Intellectual Property".

On August 30th, 2006, the Corporation announced that it had successfully completed a second round of financing according to Rule 504 Regulation D of the 1933 Securities and Exchange Act for $1,000,000. 100,000 of the company's total 4,500,000 shares of common stock were sold to investors at a $10 per share price.

On September 15th, 2006, the company received a term sheet from El Charis Mikman Firm, LLC, an investment bank, to provide $10,000,000 in financing once Telomolecular reaches the OTCBB according to certain milestones cited in the agreement. The agreement is non-binding and conditional and depends upon Telomolecular reaching the Over the Counter Bulletin Board. El Charis Mikman would receive 12% of the Corporation's common stock for this transaction.

On October 15th, 2006, the Corporation received a Letter of Intent from the Louisiana State Development Fund indicating that the State intends to sponsor the acquisition of an anti-aging research facility in Louisiana. The discussed purchase price was $7.5 million USD. This letter has been attached as the exhibit entitled "Louisianna Letter of Intent".

On November 30th, 2006, the Corporation submitted a grant application to the National Institute of Health requesting a $250,000 award to perform research on the effect of the therapeutic administration of synthetic DNA nanocircles in living animals. Because this grant discloses confidential data, we do not intend to attach it as an exhibit to this prospectus.

On March 5th, 2006, the company acquired exclusive licensing rights from the University of Nebraska for the research, development, sale, sublicensing and commercialization of several proprietary biodegradable nanoparticle formulations based on PLGA and the rights to an anti-cancer technology known as wt-p53 loaded nanoparticles. The company paid approximately $120,000 in upfront licensing and patent related fees, and further agreed to certain milestones described in detail in the section entitled "Patents, trademarks, and Intellectual Property".

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The corporation has not been a party, or itself been subject to, any bankruptcy, receivership or similar proceeding; and has not undergone any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Business of the Issuer

The Corporation has exclusively licensed a variety of sophisticated technologies from U.S. universities that have been shown to regenerate human tissues (Kool et al., PNAS, December 10, 2002) [1] (Baur J. et al., Science June 2001) [30]. Management considers these assets "best of class" tools that collectively represent breakthroughs in the maintenance and rejuvenation of human tissue systems. Over the last year we worked on improving these university technologies by making them usable in living animals and skin grafts. The rejuvenation of human tissues may one day lead to practical treatments for diseases of aging and could potentially lead to longer and more robust human life [42]. Among the most important of the tools acquired by the Company are: (1) a technology developed by the University of Nebraska Medical Center known as "Poly (D,L lactide-co-glycolide-acid) biodegradable nanoparticles" (PLGA) that has been shown to deliver (into human cells) large molecules like proteins, carbohydrates, and organelles, which due to their size and sensitivity have been considered impractical to deliver through alternative means (Labhasetwar et al., The FASEB Journal. 2002) [2] (Panyam J, Adv. Drug Del. Rev., 2003) [22], and; (2) a tool developed by Stanford Leland University called "synthetic DNA nanocircles", which has been demonstrated to repair degraded human telomeres (Kool et al., PNAS, December 10, 2002) [1].

There have been a number of startling discoveries in the field of telomere biology. The first discovery is that telomeres control the number of times a cell can divide before it essentially dies (Shay JW, Wright WE, Carcinogenesis 2005) [7], the second discovery is that a variety of "age-related" genes appear to activate or inactivate as a response to telomere shortening (Baur J, Science 2001) [30], and the third discovery is that the repair of degraded telomeres appears to rejuvenate normal aged cells, essentially permitting them to "live" indefinitely in a young state (M. Anwar Iqbal, PhD, FACMG, 1998) [43].

Dr. Harley and colleagues at Geron, Dr. Woodring Wright, Dr. Jerry Shay, and colleagues at Southwestern Medical Center discovered in 1998, as reported in Science magazine, that human cells can be immortalized (caused to have an indefinite lifespan) in a petri dish by repairing their degraded telomeres with a catalytic enzyme known as telomerase reverse transcriptase (TERT); an enzyme that causes the spontaneous generation of its parent enzyme telomerase (Baur J, Science 2001) [30]. Treated cells, even if genetically old, begin to divide vigorously and exhibit the characteristics and protein production of "young" cells. Scientists at many U.S. universities have repeated this experiment in some form by demonstrating the repair of degraded telomeres in laboratory cell cultures (Wright et al., Nature Gen., 1997).

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In their experiments Dr. Shay and Dr. Wright found that adding the gene that encodes human telomerase reverse transcriptase (TERT) into telomerase-negative human retina (a cell type in human eyes) and foreskin cells (a cell type in foreskin tissue) caused the expression of telomerase (Bodnar AG et al., Science 1998) [29]. Telomeres elongated, and the cells divided vigorously and did not express a cell marker for senescence (beta galactosidase). Senescence is a state that human cells reach late in life when they function and behave as if "dormant" [29]. Furthermore, the studied cells showed an increased number of cell divisions and a limitless life span, compared to cells that were not treated with telomerase, whose telomeres shortened with each division, leading to senescence. Another important observation was that the introduction of telomerase into the cells and their continuous rapid division and longer life span did not make them cancerous (Baur J et al., Science 2001) [30] (Jiang XR et al., Nature Gen 1999) [35]. They remained with a young appearance and normal number of chromosomes.

These experiments used certain human cell types that are important in human disease and aging such as retinal pigment epithelium, fibroblasts, and vascular endothelium. Slowed metabolism of retinal epithelium can cause an age-related disease of the eyes known as macular degeneration. Fibroblasts in aging skin produce less protective enzymes such as collagen and elastin that keep skin more elastic and young, and produce instead more damaging enzymes like collagenase that causes wrinkles (Bodnar, Science, January 16 1998) [28] (R. Lewis, BioScience, Dec 1998) [33] (Carmia Borek, LE Magazine September 2002) [5]. An overgrowth of the endothelium that forms capillaries and lines blood vessel interiors contributes to atherosclerosis [5].  The result of adding telomerase to these cell types was that they regained their proliferative and reparative potential, ignoring a natural limitation of cell division known as Hayflick's limits [28] [35]. Cell lines that would normally be considered "diseased by age" were restored to a normal state [35] [28]. While these experiments have been promising they have been contained to preclinical cell culture studies and have not been conducted in living animals due to the complexity of administering biological agents throughout an organism.

Subsequent experiments by other groups further established the role telomeres play in organismal aging. In an experiment conducted by Geron Corp., and published in November of 2000 in the Journal of Experimental Cell Research [10], scientists modified aging human skin cells to express the enzyme known as telomerase reverse transcriptase (TERT). From these cells they developed skin grafts, which were then transplanted into mice. The results showed that TERT restored normal function to the aged cells; their ability to divide increased exponentially and the pattern of gene expression changed. The transplanted skin remained young throughout the lifespan of the mouse while its native cells aged.  In year 2000 a group of scientists from Advanced Cell Therapeutics modified telomeres in cloned cattle to be longer than normal. These adult cattle now show clear signs of longer cellular and tissue lifespan and appear to be biologically younger animals (R. Lanza, Science, April 28 2000) [44] (Blasco, M. A., Nat Rev Genet, 2005) [45].

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Like human telomerase a nanotechnology invented by Stanford Leland University in 2001 has shown an ability to elongate chromosomal telomeres and thereby regenerate human tissue. Telomolecular has acquired exclusive licensing rights for the internal use of this nanotechnology called "synthetic DNA nanocircles" (Kool et al., PNAS, December 10, 2002) [1] (Hartig et al., Nucleic Acids Research, 2004) [46]. DNA nanocircles consist of DNA bases arranged in a circular sequence that template the lengthening of telomeres by repeated addition of new TTAGGG sequences (a certain sequence of human DNA). By combining nanocircles with appropriate gene delivery tools, these tiny synthetic templates might work efficiently in the treatment of age-related disease states in people (United States Patent Application 20030148988, Kool, Eric T., August 7, 2003). From a commercialization standpoint Telomolecular intends to focus first on creating pharmaceutical compounds based on the therapeutic delivery of natural proteins like telomerase, however, as a long-term solution, once synthesis and manufacturing capabilities have been mastered, in the opinion of our scientists nanocircles show great promise in becoming a therapeutically superior and substantially more cost efficient way of regenerating tissues (United States Patent Application 20030148988, Kool, Eric T., August 7, 2003). In particular, when compared to telomerase, nanocircles elongate telomeres much more rapidly, result in longer telomeres (which is therapeutically useful), work often in cell types that are resistant to telomerase, cause more uniform and healthy regeneration, do not need to be active to work (which makes for more efficient experimentation and storage), and they are likely to be far less expensive to produce than the natural enzyme telomerase (United States Patent Application 20030148988, Kool, Eric T., August 7, 2003) (Kool et al., PNAS, December 10, 2002) [1]. For these reasons and others we view nanocircles as a superior long-term tool for regenerating human tissues through telomere repair. We are actively producing and experimenting with synthetic DNA nanocircles in our laboratory in Rancho Cordova, CA.

Although we view nanocircles as a superior technology there are also reasons to administer the whole enzyme telomerase, TERT (a subunit of telomerase), or variants thereof, in the cells of living animals, particularly since our nanocircle studies are expected to take several years to complete, while on the other hand we are already delivering and working with live enzymes like telomerase. In the past, certain real-world barriers have prevented the use of telomerase in living animals. First, it is difficult to deliver large and highly sensitive molecules like TERT across otherwise impermeable (impenetrable) cell membranes to the trillions of cells that makeup a living human (Panyam J, Labhasetwar V., Adv. Drug Del. Rev., 2003) [22].  TERT is a massive molecule from a bioengineering standpoint and in the opinion of our scientists it cannot be sensibly delivered with traditional gene delivery tools such as viral based drug carriers and or liposome technologies [22].

In order to overcome this barrier, Telomolecular is directly delivering telomerase, telomerase reverse transcriptase and a proprietary human enzyme, similar to telomerase reverse transcriptase, known as oTrt, into living cells. We are utilizing a new FDA approved [22] nanotechnology (developed originally by the University of Nebraska Medical Center) capable of transporting very large biomolecules across cellular membranes (the outer coating of a cell) and throughout the living animal (Panyam J, Labhasetwar V., Adv. Drug Del. Rev., 2003) [22].

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The company is presently administering telomere elongating agents in fibroblast skin grafts through a sponsored research program at the University of Nebraska Medical Center and independently at its laboratory in Rancho Cordova, California. For more information on this sponsored research program please reference the attachment to this prospectus in Exhibit II entitled "Sponsored Research". These experiments are very early but the company expects to make a public announcement in April of 2007 about their status and results. We intend to continue to limit our studies to cell cultures and skin grafts over the next 6 months, subsequently commencing a 6-month study of the effect on age-related diseases in animal models such as mice (simultaneous to the study of cosmetic safety and efficacy in mice models), and a following 12-month study of the effect on aging and age-related disease in large animals. Due to fundamental differences in the function of telomeres in small animals and large animals we expect the data generated in mouse models to be useful but of limited value. We hope that these experiments will lead to phase 1 FDA preclinical trial by mid FY 2010 (for a product useful in regenerating the human immune system) and more immediately to a topical skin rejuvenation product available as a cosmetic application in mid FY 2008. The company has other products it expects to commercialize (as early as FY 2007) that are explained in greater detail in the section entitled "Principal Products and their Market".

Dr. Walter D. Funk and colleagues previously demonstrated that the introduction of telomerase into human skin reconstitutes aged tissues and confers wound healing advantages (Walter D. Funk, Academic Press 2000) [10] (Elaine Shmidt, HealthWire, Nov. 13, 2000) [3] in a living animal. While this study demonstrated the rejuvenating effect of telomerase the Funk approach "immortalized" cells by introducing genes into that cause the permanent expression of telomerase. Some speculate this approach might be dangerous in the setting of viral or carcinogenic influence (Christian Darimont et al., Cell Growth & Differentiation, February 2002) [37]. The primary concern is that chronic exposure to telomerase might lead to cancer if combined with rare cancer causing viruses that alter human DNA in negative ways. Most cancer is not however caused by viruses. Recent studies demonstrate that instead upwards of 96% of cancer appears to be caused by (or correlates heavily with) telomere shortening (Meeker et. al, Clinical Cancer Research, May 15, 2004) [47]. Telomeres are responsible for stabilizing DNA and both normal cells and cancer cells appear to benefit from this stabilization [13]. Many scientists believe that the risk associated with viral influence can be mitigated by controlling administration levels through limited (or one time) application of telomere elongating agents (Harley, Current Molecular Medicine 2005) [13]. This approach restores the telomere to a young length every few years without enabling viral carcinogenesis (cancer). Therefore a non-immortalizing method for augmenting telomere length is a rational strategy for treating many problems of ageing and cancer that would not contribute to viral carcinogenesis (cancer) [13]. For these reasons Telomolecular opts to employ a non-immortalizing approach (provides a limited amount of telomerase) by administering a controlled dose of telomerase. Our experiments have not yet proved that rejuvenating skin grafts or cells will rejuvenate the skin or organs of an animal, however, the Funk experiments provide strong support for our assumptions, further, we have demonstrated for the first time that it is possible to deliver active telomere elongating agents in skin with tools that have been used to efficiently deliver other large enzymes throughout living organisms [22]. We believe that the regeneration we see in skin tissues in the laboratory will work in living persons.

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Gene delivery is the science of delivering genes and other even larger biological molecules such as proteins, carbohydrates, and whole organelles (the full DNA of a chromosome) into the cells of a living organism. The current industry standard tools in this field are based on the attachment of complex molecules to viruses and or the envelopment of smaller biologically inactive molecules with what is called a liposome technology (Panyam J, Adv. Drug Del. Rev., 2003) [22]. Viruses and liposomes have many limitations that have prevented their use as effective gene delivery platforms, especially for large and sensitive molecules like proteins that might be used in new and exciting ways to safely treat diseases that have been historically resistant to therapy [22]. As a drug delivery platform viruses are known to damage and disable sensitive molecules like proteins that must pass through a very rigid cellular membrane in order to reach the nucleus of a cell [22]. Reaching the nucleus is important because a protein will not perform its proper function elsewhere in the immense environment of the human cell. Viruses also tend to generate a strong immune response or cause toxicity to a cell; two serious problems that have limited viral drug delivery in the past and have prevented the FDA from approving viruses for use in human populations [22]. While liposomes are generally considered safer than viruses they have more severe limitations in terms of the types of compounds they can deliver and are considered "small molecule" delivery systems. On the other hand, PLGA biodegradable nanoparticles have been shown to safely deliver large proteins into cells that are beyond the means of viruses and liposomes [22]. Of importance, large sensitive molecules such as proteins are encapsulated and protected from the cellular membrane, which is the outer layer of the human cell that tends to dismember or exclude large molecules from its inner compartments. PLGA has a "heavy lifting" capacity as it has been demonstrated to deliver very large molecules that have been impossible to deliver with other known technologies [22]. There is no immune response or toxicity associated with PLGA and as a result it has been approved for human use by the FDA [22]. Essentially, the scope of this year 2004 approval includes any form or gene delivery based upon PLGA polymers. Our scientists speculate that drug formulations based on PLGA loaded with telomere-elongating agents, such as a proprietary enzyme known as oTrt, might make possible the treatment of many diseases of aging. PLGA has been used in the past for gene delivery, however, the University of Nebraska invention is considered a considerable improvement over previous technologies in that it supports sustained release, bypasses collection in the gut, can deliver exceptionally large molecules, and supports much higher transfection rates (among other advantages) [22]. Our scientists believe there are many diverse product development opportunities that might stem from our nanoparticle platform. We are actively producing nanoparticles and delivering a variety of compounds in our Rancho Cordova facility.

We believe that our research in the field of aging may result in strategies for effectively combating human cancer in new and efficient ways (S Prabha, Mol Pharm 2004) [12]. We believe that because the p53 gene and pRB genes, which monitor damage and mutations in human DNA, become inactivated or mutated in essentially 100% of human cancer, that the physical repair of these genes by delivering substitute genes (or the proteins they produce) with our large-molecule delivery tool may lead to a truly safe treatment approach capable of complete clinical cure. This concept has been demonstrated by the University of Nebraska Medical Center and is effective in mice demonstrating complete remission in a wide variety of cancer types (S Prabha, Mol Pharm 2004) [12]. Telomolecular controls the licensing rights to this technology. The Corporation intends to further this early stage research but has not developed timelines or projections as of March 1st, 2007.

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The company has exclusively licensed other important technology assets including: (1) a patent pending technology from Stanford Leland University called Mutant Telomere Elongation Nanocircles (MTENS) that have been evaluated as an anti-cancer tool in cell cultures (MTENs react in cancerous cells by modifying the telomere--elongating it with the wrong sequences-- which causes the cancerous cell to self-destruct) Kool Eric T., United States Patent Application 20030148988, August 7, 2003; (2) licensing rights to a patent pending technology developed by Stanford University shown to regenerate musculature, heart tissue, and neuronal tissue called generically "Notch 1" (these tissues are not known to respond therapeutically to telomere elongation) and; (3) licensing rights to a technology developed by Stanford University shown to be useful in the repair of damaged mitochondrial DNA called generically "Mitofusin 1". The Company has acquired or developed other important technologies discussed later in this document. By combining telomere elongating technologies with technologies that repair damaged mitochondrial DNA, restore musculature, and offset cell mutation (such as cancer)-in addition to other techniques-we believe that a very optimum form of tissue regeneration can be achieved.

Principal products and their markets

Telomolecular's primary product focus includes: (1) products for the treatment of age related diseases, (2) products for the general treatment of human aging, (3) the delivery of ancillary molecules for specific therapeutic reasons, (4) manufacturing and production solutions, (5) and anti-cancer therapies.

Presently the company is in a research and development phase but three of our products have undergone some form or preclinical trials: (1) our p53 oncology product has already undergone some preclinical trials at the University of Nebraska including studies in mice, (2) our TERT based cosmetic product is presently being tested in skin and on mice through a contract arrangement, and (3) our gene delivery platform has undergone many forms of preclinical and clinical research by the University of Nebraska and has been FDA approved as a gene therapy and drug delivery tool (Labhasetwar, The FASEB Journal. 2002). We are actively producing and working with this gene delivery platform in our Rancho Cordova, CA laboratory. These programs are discussed in detail later in this section.

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Ex vivo (outside of the body) applications of telomere therapy are already in use by other groups. Researchers at the University of Tennessee-Memphis are using telomerase to grow artificial corneas from real cornea cells that can be transplanted into the human eye (United States Patent 6645715). Telomerase allows these cells to replicate far beyond their inherent replication limits, something they couldn't do in nature because their telomeres become too short. Geron Corp. is growing organs and tissues in the lab to replace dysfunctional and diseased organs and tissues (Softsky, The Almanac, December 12, 2001) [38]. What separates Telomolecular from its competitors is a focus on "in vivo" (in living animals) rather than "ex vivo" (outside of the body) applications. We expect that our applications might be administered as an oral pill, topical, and or in IV administered pharmaceutical products that can repair telomeres in specific tissue systems or an animal as a whole. Nanoparticles have been used for oral delivery in the past (Khin Yin Win et al., Biomaterials, May 2005) [39].

As an early commercial application, Telomolecular has developed a topical anti-aging product for treatment of human skin and hair follicles. This product is based presently on oTrt but we hope to make a transition to synthetic nanocircles in mid 2009. In the past, certain types of skin cells altered to express the hTert gene, which causes an endless supply of telomerase in a cell, has been shown to produce high levels of elastin and collagen, which are proteins that improve skin's elasticity and sheen (Baur J., Science 15 June 2001) [30]. In fact, this technique has been used by Dr. W.D. Funk to regenerate aged skin in animal models (Funk W.D., Experimental Cell Research, 2000) [10]. We believe that the administration of the raw protein hTert (which is produced by the hTert gene) (or our variant known as oTrt) will prove safer than, but just as therapeutically effective as, the delivery of the whole working hTert gene used in the Funk experiments. Management expects to announce that the fibroblasts that comprise skin regain elasticity in the presence of active telomerase which is generated by oTrt. The principal reason to consider cosmetic applications is that they might be produced and released in a shorter time frame while the corporation works with the FDA on the release of more regulated pharmaceuticals. This matter is discussed in detail in the section entitled "Probable and Existing Government Regulations".

Many diseases are known to be caused by or correlate strongly with critical telomere shortening, and in addition there are tested health benefits, such as the repair and restoration of the immune system, which has been demonstrated by UCLA scientists (Elaine Shmidt, UCLA Health & Medicine News, Nov 12, 2004) [3]. The technique used by UCLA required the extraction and reintroduction of immortalized white blood cells (cells that produce an endless supply of hTert) into a human body. Telomolecular believes that the administration of hTert encapsulated in nanoparticles is a non-invasive and safer tactic, so that a non-immortalizing dose of a telomere elongating agent can be administered with a pill or intravenous injection to treat health problems such as immune dysfunction. In the opinion of our management this strategy is likely to be more appealing and more therapeutically effective for patient populations than invasive immortalizing techniques. We believe that commercialization opportunities are strong.

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According to the Alliance for Aging Research in Washington D.C. the market for treating age-related disease is worth many billions of dollars (S. Jay Olshansky, Presentation before the Annual Meeting of the Gerontological Society of America 2005) [40] and is comprised of specific lower risk applications in areas that appear to benefit from therapy, such as in the treatment of macular degeneration, arteriosclerosis, atherosclerosis, osteoporosis, skin atrophy, emphysema, cirrhosis, age-related diabetes, certain aspects of AIDS, Progeria, Werner's Syndrome and other diseases [13].

Macular degeneration, for example, is the leading cause of irreversible, severe loss of vision in people 50 and older. There are 15 million people in the United States living with some form of AMD, with more than 1.6 million experiencing the active blood vessel growth and blood vessel leakage associated with neovascular AMD. In addition to AMD, 10 million to 15 million Americans have chronic obstructive pulmonary disease; another 20 million to 30 million go undiagnosed. 1.4 million patients require bypass surgery each year because of age related arteriosclerosis. As of 2005, 24 million people suffer from senile dementia which is connected to cardiovascular disease, and old age, and by the year 2020, this figure is expected to rise to 42 million, and to 81 million by the year 2040. A widespread atrophic change in the skin has been noted as a prominent part of the aging process. Hundreds of millions of people worldwide suffer from age-related atrophy and wrinkling of the skin, which is common in all elderly. Studies demonstrate that these afflictions correlate closely to telomere shortening (Blasco, Nat Rev Genet. 2005) [45] (Kristin Leutwyler, Scientific American, February 02, 1998) [49] (Antonio L. Serrano, Circulation Research, 2004) [50]. Other age-related diseases may also be treated with telomere therapy (Calvin B. Harley, Current Molecular Medicine 2005) [13], and effectively all people suffer from aging in some form.

According to Ruth Larson, author of "Researching Immortality", Insight on the News 1999, "Aging without wrinkles may soon be a possibility according to researchers at the University of Texas Southwestern Medical Center in Dallas, who have found a technique for "immortalizing" human cells." Dr. Larson later goes on to state that "Once telomerase is introduced into cells it actually seems to reset their biological clocks, allowing them to live and divide like young cells again. The use of telomerase doesn't mean we're not going to die; although, it slows cellular aging, there are still many unrelated health problems to cause death. However, the ability to revitalize specific cells has many possibilities. Doctors may be able to grow skin grafts for burn victims, muscle tissue for sufferers of muscular dystrophy, insulin-producing cells for diabetics, and, on the cosmetic end, combat wrinkles. As cells age they begin to produce less of the connective tissue collagen, causing wrinkles, but with the addition of telomerase cells may be able to produce their own collagen again. Research is continuing into the use of telomerase on human cells and is currently being tested on mice. So while human applications may be years away, the benefits could be astounding."

Immortalization is the process of causing a cell to produce its own endless supply of telomerase, however, it has been speculated by some scientists that this might represent a dangerous medical approach if used in living creatures since it might allow viruses to alter cells that would become aggressive and never die because they are immortal. This could result in cancer. A non-immortalizing technique brings telomeres back to the length that they are when a person is young or newly born, but does not immortalize the cell.

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Therefore, if a virus alters the cell and causes it to divide aggressively, the cell will still enter senescence (cell death) after it has divided 50 to 70 times. Telomolecular's approach is therefore considered non-immortalizing. Because most cancer is not caused by exotic viruses, but is instead caused by a process known as cell crisis (which is in turn caused by telomere shortening), there is evidence that telomere elongation might be used as a preventative tactic in the treatment of most forms of human cancer (Dr. Ronald DePhinho, American Chemical Society, August 10, 2000) [88]. This is discussed in detail in the section entitled "Products in Development" under the heading of "Cancer Therapies".

Products in Development Include:

Cosmetics

Telomolecular Corp. has developed a rejuvenating skin cream (Telogen) that we hope to sell in the domestic United States and abroad possibly within 48 months. The Corporation has been delivering telomere elongating agents to skin cells and measuring the activity of those agents and the impact on the cell's biological profile. It is too early to say definitively what the results of these studies will be in living human subjects but we speculate, based on the rejuvenation of tissues in cell cultures that the impact on human skin will be positive. The studies performed to date are outlined in an attached sponsored research agreement between the University of Nebraska and Telomolecular Corporation. Telogen makes cosmetic claims only (more youthful and healthier skin appearance) and may represent a more immediate commercial profit opportunity for the company when compared to pharmaceutical product development opportunities. Tests have commenced in fibroblast cells which make up a layer of the skin and there is evidence that the product may make a big impact on aged skin, resulting in a reduction of wrinkles and discoloration, and leading to improvements in elasticity, texture, and sheen [10] [5]. It is also likely to help restore the youthful, healthy appearance and color of hair. In experiments, old skin cells augmented with hTert express collagen and elastin like young cells (The basis of this assumption is) [10]. Tissue grown from these once old skin cells is perfectly young [10].

Telomolecular has developed other types of cosmetic products that we hope to begin selling in less than 4 months. The first product (Nanocollagen) is based on various collagen proteins. Collagen is a key component of human skin and becomes decreasingly prevalent as cells age. Collagen helps maintain the sheen and composition of tissue so its restoration in human skin has a big impact on its overall health and appearance. Many cosmetic products tout the fact that they contain collagen; however, these claims are misleading since collagen is a protein that requires delivery across the cell before it useful [22]. To our knowledge we are the first company to deliver the whole collagen enzyme in human cells as a cosmetic product. A second cosmetic product (Nanoelastin) is based on the delivery of elastin, a protein responsible for the elasticity of young human skin. We believe considerable press and marketing will be required to sell our collagen and elastin based cosmetic products. The sale of Nanoelastin is likely to commence in less than 5 months (August of 2007). We hope to introduce both products in a trade show in Rome, Italy in mid August of 2007. We have been delivering collagen and elastin in skin cells at our Rancho Cordova laboratory.

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The production of nanoparticle formulations that can be applied directly to the skin makes cosmetic products viable. When compared to regulated pharmaceutical agents cosmetics enjoy certain marketplace advantages.

  In regulated markets approvals for "cosmetic claims only" are more lenient and take months rather than years.
  Cosmetics are often easier to develop and administer than pharmaceuticals.
  We expect the development costs for a first commercial product to be lower.
  We believe the world market for an effective cosmetic product that rejuvenates human skin is large.
  Existing cosmetic surgery clinics, health and beauty spas and clinics, anti-aging clinics provide a rapid market entry vehicle through the franchising and licensing of "clinics" to be operated within existing clinics and spas who service and can be expected to expand their present clientele.

As it relates to our telomere elongating products the process involved in reaching the marketplace includes:

  Understanding the safety and efficacy of the new product in animal and human models.
  Producing these new proteins or nanocircles in sufficient quantities, and at reasonable a cost, to formulate a topical skin cream appropriate for resale and distribution.

We expect to test the safety of our telomere elongating products in animals commencing in May of 2007. This study will last 6 months and should conclude in a brief trial in humans. If both trials are completed successfully we intend to commence Telogen product sales immediately. Geron Corporation recently licensed their small molecule activator technology to TA Sciences who has announced plans to begin selling their product as a cosmetic and nutraceutical beginning in April of 2007. TA Sciences indicates that have conducted trials in humans and animals.

The cosmetic industry is self regulated and does not report to any U.S. regulatory agency. FDA approval is not required for cosmetics applications. This matter is discussed in detail in the section of the document entitled "Existing and Probable Regulations".

Pharmaceuticals

Pharmaceutical applications that treat specific diseases or rejuvenate the body are primary long-term goals of the company.  We believe such applications may transform human health.

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The development of IV administered pharmaceuticals presents fewer hurdles than the production of oral applications. Both applications are based on the creation of a nanoparticle delivery mechanism and a TERT analogue, variant, or synthetic DNA nanocircles; however, IV administration of pharmaceuticals tends to have superior uptake and distribution potential. Oral applications, once developed, tend to be less expensive to administer and more popular to buy.

Pharmaceutical targets include:

The treatment of age-related disease: Many diseases are known to be caused by telomere shortening such as macular degeneration, atherosclerosis, age-related liver and kidney disease, age-related cirrhosis, certain rare genetic disorders like Progeria and other important diseases (Calvin B. Harley, Current Molecular Medicine, 2005) [13]. Because these are common problems of the elderly and because there are presently no effective treatments for these diseases we speculate that fixing these problems is a multi-billion dollar business opportunity.

Cell culture enhancement: Laboratories perform experiments in cell cultures. The longer the cell culture can live and replicate the more research that can be performed or the more pharmaceutical products that can be produced. TERT is already being administered in extending the lifespan of cell cultures through expensive and inefficient manual infection processes. Telomolecular nanotechnologies are expected to be easier and cheaper to use.

Skin grafts: Skin cells can only replicate a limited number of times in the production of skin grafts (Geoffrey Mock, April 22, 2003, Duke University News and Communication) [27]. For burn victims who need new skin this represents a challenge as it becomes hard to grow even a few centimeters of artificial skin [27]. The more skin cells divide the slower they replicate and function. This leads to thin and frail skin grafts because telomeres wear out quickly during replication [27]. Nanotechnologies that repair degrading telomeres may make safe and economical the large-scale growth of higher quality skin grafts [27].

Muscle Regeneration: The Company has acquired licensing rights to a technology developed by Stanford University shown to regenerate musculature, heart tissue, and neuronal tissue called generically "Notch 1". A hallmark of aging is diminished regenerative potential of human musculature. The mechanism of this decline is now known. Analysis of injured muscle revealed that, with age, resident precursor cells (satellite cells) had a markedly impaired propensity to proliferate and to produce myoblasts necessary for muscle regeneration. Sufficient up-regulation of a special receptor ligand results in muscle, neuronal, and heart tissue regeneration in old musculature.

Healing agents: The elongation of telomeres at a wound site has been shown to provide extra-ordinary healing capabilities. A wound, whether external or internal, can only heal as quickly as new cells can divide to build new tissue. Elongating chromosomal telomeres allows skin and tissues to divide more quickly and constitute healthier structures. Applying a healing agent to a wound site, either internally, or externally, is likely to save lives or help prevent infection, scarring, and disability [13].

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The prevention of cancer:  Telomeres serve in part to prevent chromosome ends from activating a DNA damage response (Swayam Prabha et al., Molecular Pharmaceutics Mar 31, 2004) [12] [11]. However, this important function can be lost as telomeres shorten with cell division in culture or in self-renewing tissues with advancing age [11]. Impaired telomere function leads to induction of a DNA damage response and inactivation of the tumor suppressor protein p53. p53 serves a critical role in enforcing both senescence and apoptotic responses to dysfunctional telomeres [11]. Loss of p53 creates a permissive environment in which critically short telomeres are inappropriately joined to generate chromosomal end-to-end fusions [11] [24]. These fused chromosomes result in cycles of chromosome fusion-bridge-breakage, which fuels greater than 97% of cancer initiation, especially in epithelial tissues, by facilitating changes in gene copy number [11]. For these reasons we assume that telomere therapy holds great promise in reducing the development cancer [11] [24].

The treatment of human aging: Because the rejuvenation of aged tissues is observed in cell culture materials the generic elongation of telomeres in living animals might also be expected to have a rejuvenating affect on tissues and organs in living animals, potentially resulting in significant rejuvenation of living humans including possibly lifespan extension [17] [13]. While some scientists have noted that telomeres may not contribute greatly to aging in mice [24]it has been demonstrated that telomeres appear to perform a largely different purpose in mice. In human cells for example, the introduction of telomerase into cell cultures causes cells to live thousands of times longer than their normal lifespan while this does not happen in mouse cells [13].

The treatment of trauma disorders: Many trauma disorders like stroke and traumatic inflammation have an association with aging and might be offset by telomere therapy or treated with synergistic enzymes like catalase, superoxide dismutase, and glutathione.

The treatment of protein disorders: Many diseases and disorders correlate closely with cellular protein deficiencies or dysfunctions. Telomolecular has demonstrated that collagen can be administered via nanoparticles. This technique shows promise in treating problems as diverse as arthritis, fibromyalgi (Ribel-Madsen S, Int J Tissue React, 2005) and others.

Ex vivo organs: The new science of organ engineering requires a method for repairing exhausted telomeres. Telomolecular approaches may make the ex vivo production of organs and tissues more practical and affordable. This technique might also yield improved methods for growing artificial corneas, valves, and arteries [13].

Stem cell therapy enhancement: Stem cell therapy runs out of steam as telomeres degrade. An effective combination therapy that keeps telomeres extended is likely to improve stem cell therapy applications.

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Veterinary applications: Many valued breeding animals and livestock can live longer healthier lives through telomere therapy. Unlike administration in human beings the use of drugs in animals does not require years of FDA study and approval and makes for early market opportunities. While the use of drugs in animals is not regulated to the extent of drugs in humans, the Center for Veterinary Medicine does regulate the use of drugs in animals. The drug application process varies according to animal type, for example companion animals require more significant preliminary testing in cell cultures before testing may be commenced in these animals. Once the necessary toxicology and safety data is derived from animal testing to support a New Animal Drug Application (NADA) a NADA may be submitted which is then reviewed for the FDA Center for Veterinary Medicine for approval.

Immunomodulation: Restoring degraded telomeres in immune cells has been demonstrated by UCLA to help AIDS patients better fight disease and improve the capabilities of aged or damaged immune systems when transfused into the body (Elaine Schmidt, UCLA News, March 8, 2007) [4]. The UCLA technique requires the extraction and "immortalization" of immune cells that are then transduced back into the human subject. We believe this approach to be invasive, undesirable, and potentially dangerous due to the problems with immortalization discussed in this section under the heading entitlted "Cancer Therapies". A non-invasive therapy based on our biodegradable nanoparticle technology might represent a safer and more desirable treatment approach [4].

DNA, RNA, and siRNA production: The next wave of pharmaceutical products might be made from human DNA, RNA, and siRNA. These larger molecules can interact with disease states in very specific ways. Nanotechnologies like Telomolecular's make it possible to deliver large molecules like DNA and RNA across human cell membranes. The production of DNA, RNA and siRNA is a rapidly growing $40 billion industry however, current methods for producing DNA do not scale up well and are expensive. Telomolecular is working on technologies for producing DNA, RNA, and siRNA in transgenic plants, bacteria, and animals that is likely to reduce the cost of goods very significantly and permanently change the way pharmaceutical grade DNA is produced.

Repair of damaged mitochondrial DNA: The company has acquired licensing rights to a technology developed by Stanford University shown to be useful in the repair of damaged mitochondrial DNA called generically "Mitofusin 1". In the future it may become important to correct dysfunctional and aberrant mitochondrial DNA.

Corrective therapy for cancer: In addition to potential preventative therapies that may offset or prevent cancer by repairing telomeres, Telomolecular is focused on the discovery of inducible genes and enzymes that may reactivate what are known as tumor suppressor genes. These genes [12] monitor the integrity and healthy of human DNA and serve as major inhibitors of cancer formation [12]. The two primary tumor suppressors of interest include the p53 gene and the pRB tumor suppressor gene, and other tumor suppressors. This approach has been demonstrated successfully in a variety of cancer types [12]. Inactivation of the p53 tumor suppressor protein, by mutation or by viruses, has been identified in over one-half of all human tumors [12].

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The inactivated protein usually has reduced DNA-binding capacity, which renders it ineffective in regulating cell division and cell growth [12]. Delivery of the p53 gene to tumor cells has led to the elimination of the tumor in both animal models and some early clinical studies [12]. The retinoblastoma protein (pRb) tumor-suppressor pathway participates in the regulation of cellular proliferation and undergoes mutational or inactivation in essentially 100% of selected human malignancies. Reactivating these faulty genes might greatly reduce the impact of human cancers.

Nutraceuticals

We believe that it may be possible in some countries throughout the world to sell a nutraceutical product based on telomere elongating agents. Telomerase for example is present in many adult human cells and represents a natural food product. The product would claim to provide general health benefits to the consumer. By law a nutraceutical product may not claim to treat or cure a disease or disease state. TA Sciences has announced plans to sell and release a line of nutraceutical based on telomerase stimulation that it suggests it based on safety trials performed on humans. A benefit to selling nutraceutical products is that they do not require FDA approval. However, the products do need to be demonstrated as generally safe for human consumption and manufacturers must comply with Good Manufacturing Practices.

Initial targets include:

  Targeted therapy for macular degeneration
  In vitro cell culture enhancement, reagent kits, and in vitro cloning enhancement
  Skin cream skin therapy
  Targeted therapy for arteriosclerosis
  Rehabilitation of damaged immune system
  Curative therapy for Progeria and Werner's Syndrome
  DNA, RNA, and siRNA production

Future targets include:

  The use of ancillary proteins in treating traumatic damage to the organs and the brain
  Improvements in the growth of ex vivo organs and skin grafts
  Targeted therapy for cardiovascular disease
  Veterinary products
  Progenitor cell therapy for musculature
  Repair of damaged mitochondrial DNA
  Reactivation of pRB tumor suppressors
  Reactivation of p53 DNA damage checkpoint control
  Improvements in therapeutic protein delivery
  Novel protein production in transgenic plants, animals and bacteria
  Treatment of viruses and mycosis involved in cancer
  Notch 1 therapy
  General anti-aging pharmaceuticals for improved health and longer lifespan

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As it relates to a first FDA approved anti-aging pharmaceutical product, if experiments in mice on the rehabilitation of damaged immune system cells (CD8 cells) proves successful we hope to commence a short term (6 month) study in larger animals such as sheep followed by a Phase 1 human trials in late 2008, Phase 2 human trials in 2009, and a culminating Phase 3 human trials in early 2010 followed by a New Drug Application with the FDA in the last quarter of 2010. These projections are highly speculative. If the drug is approved this will result in the issuance of a drug identification number. The Drug Identification Number (DIN) is the number located on the label of prescription and over-the-counter drug products that have been evaluated by the FDA and approved for sale. A DIN lets the user know that the product has undergone and passed a review of its formulation, labeling and instructions for use. A drug product sold in the U.S. without a DIN is not in compliance with the law.

Under FDA requirements, a sponsor must first submit data showing that the drug is reasonably safe for use in initial, small-scale clinical studies. This requires: (1) compiling existing non-clinical data from past in vitro laboratory or animal studies on the compound; (2) compiling data from previous clinical testing or marketing of the drug in the United States or another country whose population is relevant to the U.S. population; or (3) undertaking new preclinical studies designed to provide the evidence necessary to support the safety of administering the compound to humans.

During preclinical drug development, a sponsor must evaluate the drug's toxic and pharmacologic effects through in vitro and in vivo laboratory animal testing. Genotoxicity screening is performed, as well as investigations on drug absorption and metabolism, the toxicity of the drug's metabolites, and the speed with which the drug and its metabolites are excreted from the body. At the preclinical stage, the FDA will generally ask, at a minimum, that sponsors: (1) develop a pharmacological profile of the drug; (2) determine the acute toxicity of the drug in at least two species of animals, and (3) conduct short-term toxicity studies ranging from 2 weeks to 3 months, depending on the proposed duration of use of the substance in the proposed clinical studies.

Simultaneous to FDA trials we intend to begin studies and trials in Eastern Europe through IMGB (a Europe based Contract Research Organization). Eastern European markets can be accessed much faster and the data collected from actual distribution of the product can accelerate approval time in the U.S. Entry into these foreign markets is likely to accelerate FDA approval in the United States.

In or around 2011, following a successful preclinical development program Telomolecular hopes to file an investigational new drug (IND) application for its immune system rehabilitator and begin clinical trials in the following year on a drug for treating macular degeneration

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By 2012, Telomolecular hopes to achieve approval for the sale of one or more pharmaceutical drugs useful in the treatment of an age-associated disease.

The commercial use of pharmaceutical products for veterinary use could become feasible as early as the last quarter of 2008, while the commercial production of DNA, RNA, and siRNA in transgenic systems could become practical as early as the last quarter of 2007. The sublicensing of the Corporation's proprietary Nanofect transfection reagent, based on modified PLGA technologies could be available for sale as soon as the third quarter of 2007.

The typical cost (average net expenditure) of obtaining FDA approval in the United States is highly expensive and can exceed millions and even hundreds of millions of dollars. Only a handful of new drugs are approved for use each year in the United States. We hope to offset the cost of entering U.S. Markets by entering less expensive foreign markets in advance of any FDA New Drug Application.

Cancer Therapies

Our scientists believe that restoring human telomeres to a young state through the temporary administration of DNA nanocircles, or telomerase (or variants thereof) might be used as a preventative therapy against cancer. We also believe that the administration of inducible genes and proteins that reconstitute p53, PTEN, and pRB tumor suppressor gene functions may lead to a clinically effective cure for human cancer [12]. Most of our cancer therapies are likely to be considered pharmaceutical products, however, we wish to draw special distinction to this subgroup of products.

There are legitimate scientific concerns about the role telomerase may play in human cancer, since telomerase is abundant in essentially 93% of all malignancies. However, it is increasingly clear that telomerase is a necessary byproduct of cancer and not a causative agent (Meeker, John Hopkins University 2005) and that the administration of telomerase in normal cells stabilizes their DNA, thereby greatly reducing the natural risk that all cell's face--of becoming cancerous (Artandi et al., Biochemical and Biophysical Research Communications, June 2005) [23]. Critically short telomeres are observed in approximately 96% of pre-malignant tissues (tissues nearing cancer) (Meeker et. al, Clinical Cancer Research, May 15, 2004) [47], while simultaneously the telomerase enzyme that lengthens telomeres is present in most cancer. Both normal cells and cancerous cells appear to benefit from telomerase because it stabilizes DNA and rejuvenates the cell line (Kristine D. Novak, PhD, Highlights from an AACR Special Conference; December 7-11, 2002; San Francisco, California). The shortening of telomeres invariably results in a process termed "cell crisis" (Dr. Ronald DePhinho, PSA Rising Magazine, August 10, 2000) [11].

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During cell crisis DNA becomes highly unstable, sometimes fuses end to end, and often begins to mutate [10]. While it is known that environmental catalysts such as oxygen, simple sugars, and viruses can cause cellular mutations in chromosomal and mitochondrial DNA (Michael Fossel, M.D., Ph.D., LE Magazine, March 2003) [17], the majority of all cellular mutations are caused by the onset of cell crisis which is evidenced by the fact that most pre-malignant tissues (the tissues with the most mutations) have critically short telomeres [23]. In young cells, a variety of genes called apoptosis triggers, such as the p53 and pRB tumor suppressor genes, prevent the development of human cancer by inducing a form of cellular suicide (apoptosis) when dangerous aberrations to chromosomal DNA are detected. However, during cell crisis those safety genes often fail to operate correctly and can become corrupted (Paul Preuss, Berkley Lab Research News, August 9, 2004). Once this happens, a cell can mutate very radically without a cellular safety response. Under rare circumstances both the genes that cause the production of growth factors (which cause aggressive tissue growth) and a gene that causes the production of telomerase are "turned on" simultaneous to the loss of apoptosis function. This is a deadly mix. The telomeres of the now highly mutated cell are restored, which confers it an indefinite lifespan to grow aggressively as "cancer" (Journal of the National Cancer Institute, August 20, 2003). Therefore, a tissue regeneration strategy that elongates telomeres before cell crisis can take place may be expected to greatly prevent cancer by maintaining the integrity of the cell. Studies confirm this [13].

"It appears that the telomere shortening frequently observed in large advanced tumors has already occurred before it can be detected by standard diagnostic tools, when cellular changes characteristic of early pre-cancer can only be seen through a microscope by a pathologist," says Angelo M. De Marzo, M.D., Ph.D., senior author and associate professor of urology, pathology and oncology at Johns Hopkins. "Therefore, intervention strategies aimed at preventing, or even reversing, telomere shortening may be effective in lowering cancer incidence. And assessing telomere length may provide a new direction for cancer prevention studies, and lead to improved early diagnosis of precancerous lesions."

In addition to potential preventative therapies that may offset or prevent cancer, Telomolecular is studying the effects of delivering genes and inducible proteins that reactivate the function of pRB and p53 genes (known to control cell death through apoptosis). We believe that this technique could result in pharmaceutical compounds that are highly effective in the treatment of cancer. Proper apoptosis (cell death) function is imperative to the health of human cells and becomes inactivated in malignant tissues [12]. The p53 and pRB tumor suppressor genes represent primary genes responsible for apoptosis. Inactivation of the p53 tumor suppressor protein, by mutation or by viruses, has been identified in over one-half of all human tumors [12]. The inactivated protein usually has reduced DNA-binding capacity, which renders it ineffective in regulating cell division and cell growth. Delivery of the p53 gene to tumor cells has led to the elimination of tumors in both animal models and some early clinical studies (Prabha S, Labhasetwar V, Mol. Pharm., 2004) [12] (Dr. Massimo Cristofanilli, MD Anderson Cancer Center, Cancerwise, 2003) [51]. The retinoblastoma protein (pRb) pathway participates in the regulation of cellular proliferation and undergoes mutational or inactivation in essentially 100% of human malignancies [12].

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Reactivating this pathway appears to be a promising approach in delimiting human cancers. We believe our large-molecule gene delivery system is a key to making the first safe and effective pharmaceutical compound based on this concept. Combining apoptosis reactivation with telomere therapy may be of obvious benefit in the future, both in terms of minimizing the risk of carcinogenesis (the occurrence cancer) and in permitting superior forms of tissue regeneration.

Turning on the gene that causes the production of telomerase has been relied on in the past to conduct studies on the effects of cellular telomerase expression (production). This technique leads to an indefinite state or youthfulness in cell cultures leading some scientists to conclude that this gene could be turned on for therapeutic reasons in living animals through a gene therapy. However, similar perhaps to long-tem steroid use, the long-term cellular exposure to telomerase has been observed to cause the production of growth factors independent of telomere elongation and there is evidence that excessive and long-term exposure to these growth factors might cause tissue abnormalities such as rough skin (Robert A. Weinberg, PNAS, October 1, 2002). We believe that by controlling administrations and avoiding cell immortalization that we can avoid excess growth factor production in cells, or alternatively we can administer synthetic nanocircles which have not been observed to cause growth factor production except for those associated with telomere elongation and youthful cell function.

Not all cancer is caused directly by cell crisis. Approximately 3% may be caused by conditions other than the chromosomal instability associated with telomere shortening, such as a mixture of exotic viruses and carcinogens (Ramirez et al., Genes Dev2001 Rheinwald et al., Mol Cell Biol 22 2002) which inactivate cellular safety mechanisms such as p53 and pRb genes. In this setting the long-term expression of telomerase through a gene therapy might be hazardous, as it could enable an exotic virus to alter cells that could divide in an aggressive way with an infinite lifespan (Robert A. Weinberg, PNAS, October 1, 2002). For these reasons Telomolecular does not opt to administer immortalizing genes (genes that cause a permanent self-sufficient supply of hTert in a cell) and focuses instead on the direct and temporary introduction of telomerase or nanocircles. We believe this strategy will prevent telomere related chromosomal instability without causing tissue abnormalities or enabling virally altered cells (which could divide only 50 to 70 times before dying). The Telomolecular approach brings cells back to a biologically younger state which is a period in mammalian development that is less prone to neoplasia (cancer) (Castellucci et al., Journal of the National Cancer Institute, January 6, 1999).

Distribution methods of the products or services

We expect that cosmetic and pharmaceuticals applications would be initially sold and administered by physicians and health experts at established clinics, by physicians at their existing managed facilities, possibly by health spas or dermatological centers (for cosmetic applications), and in institutes and centers established to specialize in Telomolecular therapeutics. This expectation is subject to change. We believe that these products require administration by trained experts and that it is possible to distribute products effectively through these outlets. Qualified physicians and medical institutions would prescribe or administer pharmaceutical compounds.

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We intend to use anti-aging practitioners and clinics as a channel of distribution for any pharmaceutical products that we might produce and distribute.  According to "" the American Anti-Aging Association has over 10,000 member MD's specializing in anti-aging medicine, and the field is one of the fastest growing segments of medical practice.

In respect to the distribution of cosmetic products, a year 2000 study performed by PricewaterhouseCoopers shows the health spa industry has grown. According to this study, there are about 5,700 health spas in the United States--day spas account for more than three-quarters of all spa locations. Resort/hotel spas are the second-largest group, followed by club spas, medical spas, mineral spring spas, destination spas and cruise ship spas.

There are more than 700,000 physicians in the U.S., of which approximately 300,000 are considered "general practitioners" or "family practitioners" with a combined 100,000 doctor's offices.

We expect that production services for DNA, RNA and siRNA will be marketed to existing commercial laboratories and research centers through traditional phone marketing techniques.

Pricing

Initially, we hope to sell a series of cosmetic products based on collagen and elastin. We are working with collagen and elastin presently and believe the products present no safety or efficacy issues in cosmetic application. It is commonly known that these proteins are natural constituents of human skin. Although our early stage price estimates are subject to significant change, we expect to price 20 ounce units of these products at approximately $150.00 per unit at a cost of approximately $50 per unit to produce. We believe this makes us cost competitive in the high-end skin rejuvenation cream marketplace. The collagen is purchased and produced through a contract arrangement, presently through Sigma-Aldrich. We will need to purchase several expensive machines that exceed $200,000 each in order to have manufacturing capabilities to both produce and distribute these products in satisfactory volumes. We hope to begin commercial sales by July of 2007.

Our telomerase based cosmetic product (Telogen) is likely to be much more expensive to produce and sell based largely on the expensive nature of the telomerase (or oTrt) enzyme. We know less about the safety profile of this product and expect to conduct a 12 month study in mice and skin grafts. The suggested retail price is likely to exceed $5,000 per 30 ounce container (at $2,000 per 30 oz to produce) and may require a professional dermatologist to apply. Geron Corporation recently announced that it signed a licensing agreement with TA Sciences to begin selling a small molecule activator of telomerase by April of 2007.

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This product has certain limitations discussed later in this document in the section "entitled" competition. We believe our products will be significantly more effective and useful than the TA Sciences product. The first year of production could be very restricted from a supply perspective since we have a limited number of centrifuges with which to produce products; however, the per treatment costs are likely to be expensive in comparison to other cosmetic products that tend to sell from $20 to $200. Certain products such as Creme De La Mer--a French cosmetic product--sells for more than $4,000 for a comparable volume so we believe our pricing is reasonable. We expect to produce up to 3000 ounces per month in initial sales. This is based on the known output of our centrifuges and their allocation to a specific task. By moving to a water emulsion technique (type of nanoparticle production technique) or through the addition of an assembly line of centrifuges ($500,000) the company could expand in later years to handle significantly greater volume.

As manufacturing capabilities improve and subsequent production costs on all cosmetic lines should decline, it will be possible to boost output. We hope to half production and resale costs each year in order to reach a steady price by 2010, where per unit profits will decline, while relative margins, gross revenues, and overall supply capability may improve. We hope to produce 10,000 units (treatments) in the first full year of production, 2008, and augment production to 40,000 units by the next year. By Year 2011, with the addition of new product lines, we hope to increase supply to 400,000 units per year.

We expect ex vivo applications to be ready for market production by 2011. Due to a general supply shortage, and due to expected cost differences between the cosmetic and ex vivo products, we foresee parallel profit and sales growth in both markets until 2015, when the nutraceutical market might begin to take market share from cosmetics. We expect a first year per treatment ex vivo cost of $1,000 (on a skin graft for example) assuming that the overall 20 ounce administrations require $450 per unit to produce. In 2013 we hope to reduce production costs and bolster production ability by adding manufacturing facilities and achieving process refinement.

We look forward to the release of a first line of FDA pharmaceuticals by 2013. As a result of innovations in the manufacturing process due to the corporations experience with nutraceutical and cosmetic production, while administration costs are hard to predict, the production cost of pharmaceutical drugs should near $2,500 to $5,000 per unit. The cost of treatments may approach $7,500 to $12,000 per administration resulting in international gross sales of many billions each year.

Status of publicly announced new product or service

The Corporation is still in a research and development stage and has not announced any products or services.

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Competitive business conditions, methods of competition, and position in the industry

Telomolecular is one of two groups, known to our management, to control patented properties that have been shown to elongate human chromosomal telomeres. Geron Corporation is a more established company that works on small molecule stimulators of telomerase reverse transcriptase (Calvin B. Harley, Current Molecular Medicine 2005) [13]. This approach has shown promise but has a presently limited ability in most cell types and has not proven, and may never prove, to be safe, effective, and non-toxic. Our management believes that the direct delivery of enzymes or nanocircles might prove a more reliable and safe tactic, capable of targeting specific disease states. This is important because there is presently no way to control which tissues a small molecule activator may go to and this complicates FDA study and the treatment of particular tissue types or disease states. On the other hand our nanoparticles are capable of highly precise tissue targeting [2]. We also believe a large molecule approach will be much more powerful in most cells since the level of small molecule stimulation varies greatly [13]. Geron has not to our management's knowledge, to this date, demonstrated an ability to deliver large-molecules but does possess significant patents to an enzyme known as telomerase (and TERT) which has been shown to effectively elongate chromosomal telomeres. To management's knowledge Geron has not succeeded in delivering the enzyme in vivo. Telomolecular controls both enzymes and synthetic nanotechnologies shown to elongate chromosomal telomeres, however, our synthetic nanotechnologies are presently cheaper and faster to produce than natural enzymes, appear to possess therapeutic superiority (they increase telomere length much more rapidly) [1], and they do not need to be enzymatically active (which makes them easier to work with) [1]. We view this as a significant market advantage.

Because Geron Corp. has positioned itself as a "licensor" of many of its key technologies, Telomolecular may seek to partner with Geron by licensing technologies, and enhancing product lines through cooperative establishment of mutual market value. Our long-term strategy is to consider partnering opportunities with Geron, which may diversify risks.

Our peers, such as Geron Corp., MIT, and a number of other institutions and corporations, have made efforts in the emerging telomere therapy field. Some competitors have used viral delivery methods (gene therapy) and primitive versions of protein transduction technology to deliver immortalizing genes and enzymes.  These efforts have been successful in vitro, but ineffective and impractical in living organisms.  Present viral delivery processes are ineffective and dangerous, with serious unintended side effects ranging from induced cancers to deadly immune responses.  The Telomolecular approach solves this delivery problem.

There are limited intellectual property opportunities in the elongation of telomeres and in the delivery of extra-large biological agents. PLGA biodegradable nanoparticles appear to be a safe, inexpensive, and effective option. It is an FDA approved gene therapy in the U.S. [2]. While there are several patented drug technologies based on PLGA, the University of Nebraska innovation is that their surface modified nanoparticles are capable of delivering much larger molecules, supports a sustained release of its payload (which is important in gene and protein therapy), bypasses collection in the liver (which was a significant problem with previous versions), crosses the blood brain barrier, and supports considerably higher delivery efficiencies [2].

Our management believes we are years ahead of our closest competitor in the application of "nanoparticle" technologies, and that the company is in a position to control important patents and intellectual properties in the field. We believe that our products will maintain superiority based on the control of the best and most efficient delivery platforms. We do not know of another gene delivery product capable of delivering telomerase in an active state; however, we speculate that competitive technologies may emerge. We believe that there are very limited opportunities and we speculate that no more that a few such technologies will materialize over the next five years.

The Corporation's scientists are leaders in the industry. We believe we can maintain and further our expertise and dominate the talent pool in this narrow field.

Being the first to market will confer certain cash and market penetration advantages. Our ability to create a wide and recognized distribution network is enhanced by early market entry, and furthermore, our products may enjoy improved "consumer confidence" and trust conferred often to the first product in a new marketplace.

Description of existing and potential competitors

Geron Corp.

Geron is focused on developing and commercializing therapeutic and diagnostic products for cancer based on telomerase technology, and cell-based therapeutics using human embryonic stem cell technology as well as human telomerase. They have also contributed sums to the development of anti-aging therapeutics. To date, to the knowledge of our management, they do not have a tool for administering large telomere elongating agents in living animals and are working presently in cell cultures. Geron Corp. makes for a logical competitor but because it has positioned itself as a licensor it is also viewed as a potential industry partner.

MP Biomedicals

MP Biomedicals produces a specialty reagent for DNA and gene transfection and protein delivery into living cells. Both systems are based on a novel lipid delivery reagent. The GeneChauffeur displays high transfection efficiencies in many types of mammalian cells, including those that have proven difficult to transfect. It is gentle on cells and does not require use of a serum-free environment. The NeuroShuttle reagent has been optimized for use with neuronal cells. Telomolecular management believes that this system is presently inefficient.

Sierra Sciences

Sierra Sciences, Inc. (SSI) is an early stage biotechnology company (Founded 1999) whose long-term goal is to develop drugs and therapies that will cure and prevent human diseases associated with aging. In the event that Sierra does succeed their technologies are likely to be synergistic with Telomolecular's and joint venturing may be possible. The companies maintain a cooperative business relationship.

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Traditional Gene Therapy

Traditional gene therapy operations pose a competitive possibility. One of these labs could begin the development of protein transduction based telomerase studies.

Traditional Cosmetics

Companies that produce traditional cosmetic products, particularly those companies with emphasis on anti-aging products and skin creams represent an indirect source of competition. It is unlikely that traditional cosmetics represent a genuine competitive threat. Telomere therapy is likely to obsolete traditional cosmetics in this genre. Many of these presently megalithic companies may cease to operate or may be considerably impacted by the introduction of Telomolecular Corp. products. Telomolecular intends to partner with one major cosmetic company to improve distribution and access to the market.

Plastic Surgery

Plastic surgery is a form of competition as an existing cosmetic procedure. Plastic surgery is a consumer-driven and medical surgery industry. However, it seems an obviously less preferable alternative to our products and does not represent a serious form of competition.

Partners

Telomolecular is working closely with its key strategic partner New Life Scientific to combine telomere therapy with New Life Scientifics' advances in stem cell therapy. Together these synergistic approaches are likely to maximize the therapeutic regeneration of tissues and organs. Telomolecular has agreed to conduct all of its material clinical studies through New Life Scientifics' strong U.S. and European Contract Research Organizations.

Telomolecular has also partnered with Helyxzion, a company that produces software and diagnostics for the reading and identification of genomic errors in human DNA. By combining our nanotechnologies with their new identification technologies we believe it may one day be possible to find and replace genetic errors and undesirable gene transformations, on an individual basis.

Telomolecular has also partnered with Diagen, a company that produces new diagnostics for oncology and pathology. By identifying and patenting new markers for disease and cancer, Telomolecular nanotechnologies may be able to deliver customized genes and proteins that treat a whole array of vary specific diseases and disorders.

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Sources and availability of raw materials and the names of principal suppliers

Telomolecular has the capability to produce only very small volumes of the enzymes it uses in experiments and must hire contract laboratories to produce larger quantities. Larger quantities of the enzyme oTrt in particular must be produced by laboratories that specialize in large-scale protein production. There are dozens of such laboratories in the continental U.S. The corporation developed a genetic blueprint for oTert and hired a contracted laboratory (APE Inc.) to produce and supply the invention. We expect to continue to outsource the production of oTrt. We control all rights to the technology. We expect to produce high volumes of nanocircles, nanoparticles and nanoparticle products internally with our own equipment. We have the necessary equipment such as sonicators, centrifuges, and fluorescent microscopes.

Dependence on one or a few major customers

The corporation will not depend largely on one or a few major customers and expects to sell products to a very broad audience of consumers. At this time the company does not have, and may never have, products for sale, revenues, or customers.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration

The Corporation maintains a variety of licensing agreements to patent and patent pending technologies developed by U.S. universities. As a market strategy the Corporation attempts to enter into licensing agreements with academic institutions that are considered "perpetual" and "exclusive" in order to achieve essentially patent ownership.

PLGA biodegradable nanoparticles

The Corporation has secured, through the University of Nebraska Medical Center, a field-of-use license to utilize a patented formulation of PLGA biodegradable nanoparticles in the lengthening of chromosomal telomeres. Upon meeting milestones the licensing rights are permanent and include: "the delivery of any agent known to elongate or repair chromosomal telomeres".

The University is entitled to a 4% to 5% royalty on goods derived from PLGA, 8% of the Corporation's common stock, a variety of milestone agreements, in addition to patent fees, typically under $10,000 per year, and certain phased and conditional payments that near approximately $200,000. Approximately $40,000 has been paid to the University to cover the licensing agreement and an additional $500,000 has been paid towards a sponsored research program that results in "first option" rights for the company. The most significant milestones include raising $3 million in financing by March of 2007, payments upon the completion of R&D and the commencement of an IND, a NDA, and FDA approval. This agreement has been included with this prospectus as an attachment.

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On March 5th, 2007, the company acquired the exclusive licensing rights from the University of Nebraska for the research, development, sale, sublicensing and commercialization of PLGA Biodegradable Nanoparticles and the rights to an anti-cancer technology known as wt-p53 loaded nanoparticles. The company paid approximately $120,000 in upfront licensing and patent related fees, and further agreed to certain milestones which were largely sales related, such as the sublicensing of products. This agreement entitled "Extended Nanoparticle License" has been included with this prospectus as an attachment.

Synthetic DNA Nanocircles

The Corporation has secured through Leland Stanford University exclusive licensing right to patent pending "Synthetic DNA Nanocircles in the Elongation of Chromosomal Telomeres". Upon meeting milestones the licensing rights are permanent and include: the in vivo use of DNA Nanocircles including a cosmetic formulation

The University is entitled to a 4% royalty on goods derived from nanocircles, 9% of the Corporation's common stock, a variety of milestone agreements, in addition to patent fees and certain phased and conditional payments near $1,000,000 aggregate. Approximately $80,000 has been paid to the University to cover the licensing agreement plus fees. The most significant milestones include raising $3 million in financing by November of 2007, payments upon the completion of R&D and the commencement of an IND, an NDA, and FDA approval.

Notch 1

The Corporation has secured through Leland Stanford University exclusive licensing rights to patent pending "Notch 1 in the regeneration of human musculature, heart tissue, and neuronal tissue". Upon meeting milestones the licensing rights are permanent and include: the use of "Notch 1 in the regeneration of human musculature, heart tissue, and neuronal tissue".

The University is entitled to a royalty on goods described in the attached licensing agreement, a variety of milestone agreements, in addition to patent fees and certain phased and conditional payments near $1,000,000 aggregate. Approximately $75,000 has been paid to the University to cover the licensing agreement and patent related fees. Milestones include payments upon the completion of R&D and the commencement of an IND, and NDA, and FDA approval.

Mitofusin 1

The Corporation has secured through Leland Stanford University exclusive licensing right to patent pending "Mitofusin 1 in the repair of damaged mitochondrial DNA". Upon meeting milestones the licensing rights are permanent and include: the use of "Mitofusin 1 in the repair of damaged mitochondrial DNA".

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The University is entitled to a royalty on goods described in the attached licensing agreement, a variety of milestone agreements, in addition to patent fees and certain phased and conditional payments near $1,000,000 aggregate. Approximately $85,000 has been paid to the University to cover the licensing agreement and patent related fees. Milestones include payments upon the completion of R&D and the commencement of an IND, and NDA, and FDA approval.

Anti-Cancer

The Corporation has secured through the University of Nebraska Medical Center exclusive licensing right to perform research and development and commercialize the delivery of certain anti-cancer agents as a combination therapy. The University has pioneered a variety of cutting edge anti-cancer tools that are all available to Telomolecular in this context. Upon meeting milestones the licensing rights are permanent and include: the use of "PLGA biodegradable nanoparticles in the delivery of anti-cancer agents in combination anti-aging therapy."

The University is entitled to a royalty on goods described in the attached licensing agreement, a variety of milestone agreements, in addition to patent fees and certain phased and conditional payments near $1,000,000 aggregate. Approximately $85,000 has been paid to the University to cover the licensing agreement and patent related fees. Milestones include payments upon the completion of R&D and the commencement of an IND, and NDA, and FDA approval.

On March 5th, 2007, the company extended its cancer rights to cover the entire field of oncology. The company paid approximately $120,000 in upfront licensing and patent related fees, and further agreed to certain milestones which were largely sales related, such as the sublicensing of products. This agreement entitled "Extended Nanoparticle License" has been included with this prospectus as an attachment.

oTrt

The Corporation has developed and is applying for a patent on its optimized synthetic variant of telomerase reverse transcriptase known as oTrt (or sometimes called oTrt).

Telomolecular intends to develop or secure other exclusive licenses, important patents, and other intellectual property rights in the field of anti-aging. This intellectual property covers certain novel gene delivery tools, certain anti-cancer technologies, and a variety of therapies for trauma disorders.

The Corporation has reached labor contracts with most of its key employees that prevent competition for a period of 5 years in the event of employment termination. One or more non-scientific employees have not signed but are scheduled and will be required to sign similar contracts.

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Need for government approval

Government approval is necessary for many, but not all, of the Corporation's mission critical products that will fall under the regulation of the U.S. Food and Drug Administration, as well as the equivalent regulatory bodies of other countries. The business issuer's research programs do not generally require State or Federal approval.

Existing and Probable Regulations

The Corporation intends to develop many pharmaceutical products that require approval by the FDA and other bodies around the world in respect to foreign market entries. The sale of pharmaceuticals in the United States requires FDA approval. Other major markets have similar regulatory bodies and approval requirements. It is likely, that the FDA study and application process could take many years. The process of applying for and receiving FDA drug approval is expensive and may require many millions of dollars in corporate expenditure. Possible applications in valued livestock and in veterinary application present an excellent ancillary market that does not require FDA approval.

Under FDA requirements, a sponsor must first submit data showing that the drug is reasonably safe for use in initial, small-scale clinical studies. This requires: (1) compiling existing non-clinical data from past in vitro laboratory or animal studies on the compound; (2) compiling data from previous clinical testing or marketing of the drug in the United States or another country whose population is relevant to the U.S. population; or (3) undertaking new preclinical studies designed to provide the evidence necessary to support the safety of administering the compound to humans.

During preclinical drug development, a sponsor must evaluate the drug's toxic and pharmacologic effects through in vitro and in vivo laboratory animal testing. Genotoxicity screening is performed, as well as investigations on drug absorption and metabolism, the toxicity of the drug's metabolites, and the speed with which the drug and its metabolites are excreted from the body. At the preclinical stage, the FDA will generally ask, at a minimum, that sponsors: (1) develop a pharmacological profile of the drug; (2) determine the acute toxicity of the drug in at least two species of animals, and (3) conduct short-term toxicity studies ranging from 2 weeks to 3 months, depending on the proposed duration of use of the substance in the proposed clinical studies.

The company intends to sell a line of cosmetic products based on enzymes such as telomerase, collagen and elastin that should not require FDA approval.

The two most important laws pertaining to cosmetics marketed in the United States are the Federal Food, Drug, and Cosmetic Act (FD&C Act) and the Fair Packaging and Labeling Act (FPLA).

The FD&C Act prohibits the marketing of adulterated or misbranded cosmetics in interstate commerce. Violations of the Act involving product composition--whether they result from ingredients, contaminants, processing, packaging, or shipping and handling--cause cosmetics to be adulterated and subject to regulatory action. Under the FD&C Act, a cosmetic is adulterated if-

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"it bears or contains any poisonous or deleterious substance which may render it injurious to users under the conditions of use prescribed in the labeling thereof, or under conditions of use as are customary and usual" [with an exception made for hair dyes];

"it consists in whole or in part of any filthy putrid, or decomposed substance";

"it has been prepared, packed, or held under insanitary conditions whereby it may have become contaminated with filth, or whereby it may have been rendered injurious to health";

"its container is composed, in whole or in part, of any poisonous or deleterious substance which may render the contents injurious to health"; or

except for hair dyes, "it is, or it bears or contains, a color additive which is unsafe within the meaning of section 721(a)" of the FD&C Act. (FD&C Act, sec. 601)

Improperly labeled or deceptively packaged products are considered misbranded and subject to regulatory action. Under the FD&C Act, a cosmetic is considered misbranded if--

"its labeling is false or misleading in any particular";

its label does not include all required information;

the required information is not adequately prominent and conspicuous;

"its container is so made, formed, or filled as to be misleading";

it is a color additive, other than a hair dye, that does not conform to applicable regulations issued under section 721 of the FD&C Act; and

"its packaging or labeling is in violation of an applicable regulation issued pursuant to section 3 or 4 of the Poison Prevention Packaging Act of 1970." (FD&C Act, sec. 602)

In addition, under the authority of the FPLA, FDA requires an ingredient declaration to enable consumers to make informed purchasing decisions. Cosmetics that fail to comply with the FPLA are considered misbranded under the FD&C Act.

It is important to understand that Congress passes the laws that govern the United States. To put those laws into effect, Congress authorizes certain government agencies, including FDA, to create and enforce regulations, but only as authorized under the law. A change in FDA's statutory authority over cosmetics would require Congress to change the law.

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FDA's legal authority over cosmetics is different from other products regulated by the agency, such as drugs, biologics, and medical devices. Cosmetic products and ingredients are not subject to FDA premarket approval authority, with the exception of color additives (CFSAN/Office of Cosmetics and Colors March 3, 2005). However, FDA may pursue enforcement action against violative products, or against firms or individuals who violate the law. This information can be confirmed on the FDA's website by

Manufacturers are not required to register their cosmetic establishments, file data on ingredients, or report cosmetic-related injuries to FDA. However, companies are encouraged to register their establishments and file Cosmetic Product Ingredient Statements with FDA's Voluntary Cosmetic Registration Program (VCRP).

Generally the FDA does not interfere with the sale of cosmetic products. In the event that the U.S. FDA mandates new laws for this industry or subjects our products to withdrawal from the marketplace it is likely that there will be markets for cosmetic products.

The company also intends to perform testing in the Ukraine through New Life Scientific Corporation's wholly owned subsidiary IMGB.

Product testing and certification in the Ukraine generally relate to safety and efficacy standards with regard to pharmaceutical and veterinary products. Such testing often requires official inspection of the company's production facility at company expense and is often done in a unit-by-unit basis rather than "type" testing. Where Ukrainian standards are not established, country of origin standards may prevail or special exemptions may be requested directly from the Ukraineian Ministry of Health to provide customized procedures and criteria. Working with established Ukrainian entities can greatly accelerate the approval process to work in human and animal subjects.

The State Scientific-and-Research Laboratory for Drugs Quality Control authorized by the Ministry of Public Health of Ukraine carries out the research the on quality control of drugs, foodstuff, perfumery-and-cosmetic products.

The main task of the Laboratory is an increase of the level of quality assurance of medical products in Ukraine by carrying out of research, scientific-and-practical and methodological works concerning the development and introduction of modern analytical methods in practice and realization with their use the quality assurance of medical products made, sold or used on the territory of Ukraine.

State Scientific Laboratory for Drugs Quality Control was created in 1994 on the basis of:

  Laboratory for Ecological-Hygienic Safety
  Laboratory for Immunology in Hygiene
  Laboratory for Sanitary Microbiology and Virology
  Clinic of experimental animals.

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The official drug review and application process is similar to the U.S. FDA in that approval must be acquired for each phase of development, however, in the Ukraine the government has and often exercises the ability to create ad hoc programs and standards for drug innovation and study,

Estimate of the amount spent during each of the last two fiscal years on research and development activities.

As of February 15th, 2006, the corporation spent approximately $3,000,000 on research and development over the fiscal year. Under $20,000 was spent in FY 2005. The costs have been borne directly by the Corporation's shareholders and its executive managers.

Major portions of these expenses include:

$65,000 Univ. Nebraska for licensing rights and related fees (patent fees)
$500,000 Univ. Nebraska for sponsored research
$20,000 for protein engineering and expression for oTrt ($25,000 due)
$10,000 for protein engineering and expression for xFactorTert ($50,000 due)
$80,000 Stanford Univ. for Nanocircle licensing rights and related fees
$520,000 Scientific staff salaries and consulting
$85,000 for licensing rights to Notch 1
$105,000 for Licensing rights to Mitofusin 1
$20,000 UNEMED anti-cancer technologies
$120,000 UNEMED contract expansion
$500,000 purchase of equipment

Costs and effects of compliance with environmental laws

The company does not foresee compliance with environmental laws having a cost or effect according to its current business plan.

Product liability and insurance

The company maintains $5,000,000 of general liability insurance through Aegis Insurance, Corporation, $600,000 in business equipment insurance, and full workers compensation insurance.

Number of total employees and number of full time employees

The company presently supports 5 managers, 3 technical workers, and 5 scientists. Significant research is outsourced through contracts to other organizations or to our partner companies. The corporation's managers run other public biotech companies and collectively maintain 50 of the top scientists in the field of anti-aging. We expect to add 5 scientists to the company in fiscal 2007. As of August 30th, of 2006 the company is spending approximately $100,000 per month to operate, and expects this figure to increase to approximately $120,000 in November of 2006.

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MANAGEMENTS DISCUSSION AND PLAN OF OPERATION

Results of Operations for the Period from inception through March 30th, 2007

We have not received revenue from operations to date.  We believe that the main sources of our revenue will be those derived from commercial pharmaceutical and cosmetic products commencing no sooner than the first quarter of 2008, or possibly the sublicensing of our gene delivery tools to commercial laboratories and pharmaceutical companies no earlier than the second quarter of 2007.

The corporation raised approximately $3,600,000 between February 1st of 2006 and February 15th of 2007 and requires approximately $6,000,000 in additional finance to complete its stated scientific objectives over the next 12 months. $2,000,000 is fundamental in paying for existing operational obligations while an additional $4,000,000 is needed to expand in the ways described in this document. We believe based on the our existing fundraising strategy, which has yielded approximately $250,000 per month over a consistent 10 month period, that we can generate at least the $2,000,000 needed to operate the company over the next 12 months through private placements. We seek an additional $4,000,000 through this prospectus in order to expand the company considerably. A $10,000,000 USD equity investment has been agreed to in a signed term sheet by El Charis Mikman Firm, LLC, according to an agreement that delivers funds, once Telomolecular becomes a publicly traded company quoted on the OTCBB. The company cannot initiate a quotation on the OTCBB. Only Market Makers can apply to quote securities on the OTCBB. In addition, this registration statement must be effective for our securities to be eligible for quotation by a market maker. The funds from El Charis Mikman are meant to cover research and commercialization programs not discussed in this document. The terms of this agreement are non-binding and therefore speculative. There are no specific terms of termination. We have included a copy of the agreement entitled "El Charis Mikman Term Sheet". We believe that the company's long-term cash needs over the next 3 years will be approximately $20,000,000. This figure is subject to revision. There is no way to know if this need can be met. Failure to raise the money we require for any component of our operating plan would jeopardize our ability to meet our stated goals and could potential cause the company to fail.

From a product development standpoint, a primary goal of the company over the next 12 months is to conduct studies and develop novel applications based upon our biodegradable nanoparticle platform, such as:

  Complete the development of cosmetic product based on oTrt (already working in vivo).
  Begin cosmetic safety studies in mice.
  Study TERT-loaded nanoparticles as a therapy for age-related diseases in cell lines and possibly mice.

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  Apply for applicable licenses to conduct studies in animal models.
  Perform preliminary studies on the delivery and efficacy of nanocircles in certain cell types such as human fibroblasts (a skin cell), CD 8 cells (immune cells), and endothelial cells (which line the arteries).
  Expand production capabilities by acquiring additional centrifuges and bioreactors.
  Commence studies on a line of anti-cancer agents based on p53.
  Continue to research the production of DNA, RNA, and siRNA in transgenic plants and animals.
  Acquire several patents related to our anti-cancer program.
  Raise additional funds and propose new programs.
  Hire additional scientists.

Over the last year the Corporation has sponsored science through contracted third parties and is obligated to pay $1.2 million over two years to the Univ. of Nebraska Medical Center for example. Although the university will develop, own, and control the technology for academic reasons, according to its general sponsored research rules, because Telomolecular has already procured the "general" and "broad" rights to the technology the discovery of more specific uses fall under its commercial contract and the company has a first option to acquire resulting innovations. We intend to continue to raise money to pay for these obligations through public and private placements. An unavailability of funds could result in an inability to pay for operations. The terms of this agreement are outlined in detail in the attachment entitled "Sponsored Research Agreement".

Over the next 12 months, the period of the plan, the issuer intends to continue to finance $700,000 in sponsored research through the University of Nebraska Medical Center to be carried out by their scientists at their existing facilities. We have already formulated a generally deliverable TERT and telomerase based pharmaceutical product consistent with the stated timelines in our sponsored research contract. A next requirement will be initial safety and efficacy studies in living cells and mice. Approximately $570,000 has already been paid towards this $1,2000,000 program. We also intend to perform continued research and development in our nanocircles program, and may possibly perform some basic experiments with our Notch 1 and Mitofusin 1 technologies. We have invested approximately $40,000 into a program for producing DNA, RNA, and siRNA in transgenic plants and animals and intend to continue to finance this program over the next fiscal year. Other immediate fiscal requirements include paying general and administrative salaries and expenses attributable to this offering.

Other program objectives include financing "expanded operations" and the development of "targeted" applications that are efficacious in the treatment of specific diseases. Specifically, the company has launched a laboratory in Sacramento to study and produce DNA Nanocircles in high volumes. To date we have been studying means of utilizing Stanford University's synthetic DNA nanocircles in an in vivo fashion. We hope to begin delivering nanocircles in living animals as early as mid 2007.

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This is expected to require approximately $1,000,000 over the next fiscal year including the payment of salaries to scientists. Scientists at Stanford have invested 8 years of research into this program and documented the efficiency of nanocircles in various cell types. The company also intends to purchase patents and perform research related to treating human cancer by reactivating apoptosis triggers and in the development of pharmaceuticals that may treat trauma injuries and cellular oxidation processes. This will require considerable financial resources, necessitate the purchase of equipment, and require hiring of more personnel. Expanded studies, drug applications, and commercialization of other products will require even further finance.

We believe it will be possible to sell and distribute cosmetic products based on simple proteins normally present in the skin such as collagen and elastin (among others) as a nutraceutical product; possibly within months (August 1 of 2007). These proteins have been studied for safety in animals, humans, and cell cultures extensively by cosmetic companies and the FDA and are used routinely in cosmetic products, however, we feel that nanoparticles might add significant value to the nutraceutical properties of these proteins. Furthermore, the underlying protein delivery system based on PLGA has been studied extensively for safety [2] and the FDA has issued comments that envision the unregulated use of synthetic nanotechnologies in cosmetics [].

We believe it will be possible to sell and distribute cosmetic products based on simple proteins normally present in the skin within months as a nutraceutical product. These proteins have been studied for safety in animals, humans, and cell cultures extensively by cosmetic companies and the FDA and are used routinely in cosmetic products. Furthermore, PLGA has also been studied extensively for safety and the FDA has issued comments that envision the unregulated use of synthetic nanotechnologies in cosmetics.

A protocol for our nanocircle program has been established that covers several years of research. Unlike the natural enzyme telomerase, nanocircles do not inherently localize at telomere ends, making the likely volume of nanocircles that would need to be administered in order to cause in vivo telomere elongation in living animals very significant. In order to reduce the overall cell saturation requirements of nanocircles we intend to explore methods of localization that bring the nanocircles into the vicinity--and possibly in direct contact with--telomere ends. We have devised a proprietary technique for accomplishing this goal. These experiments will collectively provide data and direction for the development of real-world products based on nanocircles rather than telomerase related enzymes.

In February of 2006, the corporation established a 4,500 square foot facility dedicated exclusively to nanocircle research. The facility is located at 10933 Trade Center Dr., ste. 102, Rancho Cordova California. It has been staffed with four top U.S. scientists. The lead investigator, Dr. Gary Zhai, served previously and meritoriously as a senior investigator at Massachusetts General Hospital on behalf of Harvard Medical School. Other scientists were imported from programs such as M.D. Anderson Cancer center and the University of California Davis. Because nanocircles are difficult to produce, establishing a method for more improved volume production of this circular product has been a priority. To address this need the corporation entered into an agreement with a contract research organization to produce nanocircles en masse. Once synthesized, the completed nanocircles are shipped to Telomolecular for encapsulation in surface modified biodegradable nanoparticles. This work has already begun.

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We are presently administering nanocircles in these tissuetypes in the laboratory including skin cells, immune cells, and liver cells. Over the next 12 months, from March 1st of 2007 to March 1st of 2008, we intend to continue to investigate the effect of encapsulated nanocircles in fibroblast tissue (typical in skin) and CD8 cells (immune cells). To be examined, are the effects on telomere length--confirmed through various measurement techniques--and the effects on cell lifespan, protein production, DNA repair, cellular metabolism, and cellular signaling. We have acquired all of the necessary equipment to perform these experiments including various centrifuges, sonicators, specialized microscopes (such as fluorescence microscopes), particle analyzers, PCR equipment, and other such equipment considered necessary. We expect to begin basic delivery experiments in mid March of 2007. Because we do not yet fully understand the requirements for optimizing this technology, it is difficult to establish reliable time frames, however, we hope to begin testing in mice perhaps in June of 2008 followed by studies in sheep by October of 2009 culminating possibly in human studies by the beginning of 2010. We intend to perform parallel FDA studies, potentially resulting in an FDA approved drug for modulating the human immune system by as early as the second quarter of 2012. These projections are highly speculative and are subject to change.

In addition to R&D, some commercialization efforts would be financed including the production scale-up of our cosmetic application, which will require approximately US $250,000 in capital investment per bioreactor production module (3 bioreactors). This capital will be raised based upon the immediate revenue generating capabilities of the production facilities.

We intend to productize our nanoparticle technologies for commercial resale. In order to efficiently produce technologies based on Nanofect (our gene delivery tool) it will be important to acquire all of the equipment necessary for large-scale manufacture. Recently the company acquired a number of centrifuges to increase the volume of nanoparticle production beyond university capabilities. It was also important to hire human resources with expertise in the production of nanoparticle technologies. Our primary expert in this field is Dr. Peter Lohstroh, Ph.D., a nanoparticle scientist formerly from the University of California, Davis.

Invitrogen produces a gene transfection product known as Lipofectamine. Lipofectamin is the gold standard tool in the industry and generates approximately $10,000,000 in gross revenue per annum. This gene delivery tool is based on a virus, and suffers from all of the traditional problems associated with viral delivery including low transfection efficiency, an inability to deliver large molecules such as proteins, non-operability in vivo, toxicity and issues of immunogenecity [2]. Additionally, the use of viruses in gene transfection is complex and requires highly sophisticated manufacturing that necessitates months or years of research to combine target molecules to ligands [2]. By producing an inexpensive, bottled, ready-to-go nanoparticle technology, and by providing encapsulation and formulation services for interested sublicensees, we hope to replace Lipofectamine as the industry standard tool and grow the overall marketplace. We hope to begin sublicensing as early as June of 2007, with a focus on other pharmaceutical companies. We believe there is strong demand for this product. To accomplish this we need to expand our existing laboratory by 7000 square feet in order to accommodate a series of centrifuges and possibly large-scale water emulsion equipment. In order to sell nanoparticles for pharmaceutical use the production facility must conform to Good Manufacturing Practices as outlined by the World Trade Organization. We are presently buying additional equipment to grow our ability to manufacture nanoparticles for resale.

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Repairing damaged mitochondria and repairing damaged telomeres may be of synergistic value. As cells approach senescence they become more vulnerable to the damaging effects of environmental damage from oxygen and simple sugars. Restoring the ability of cells to produce energy may be a vital tool in extending the lifespan and improving the function of organs, tissues, and body maintenance systems such as the nervous and immune systems. We have established a program for repairing components of damaged mitochondria through the combination of Mitofusin 1 and our biodegradable nanoparticle. Mitofusin 1 permits, for the first time, the targeting of the mitochondrial DNA compartment. We intend to decorate our nanoparticles in mitofusin ligands as a method for delivering vital genes and proteins to the mitochondrial DNA compartment in an effort to improve mitochondria function. This tactic could address diseases caused by mitochondrial dysfunction such as () and when combined with telomere therapy might be a technique for restoring energy levels and modulating human metabolism.

The company intends to bring in additional expertise to oversee and carry out the mitofusin program. The company intends to expand its production capabilities in 2008 by purchasing several devices that are known as water emulsion systems. These machines will allow us to produce much higher volumes of nanoparticles so that we can accommodate multiple science programs including Mitofusin 1. We hope to begin studying the consequences of delivering Mitofusin 1 in vitro September of 2007 and possibly in living animals by October of 2008.

The delivery of specialized antibodies to notch receptors has been shown by Stanford investigators to regenerate musculature, heart tissue, and neuronal tissue called. A hallmark of aging is diminished regenerative potential of human musculature (). Analysis of injured muscle revealed that, with age, a key cell type known as resident precursor cells (satellite cells) had a markedly impaired propensity to proliferate and to produce myoblasts (an essential stem cell useful generating new cells) necessary for muscle regeneration. Sufficient up-regulation of a special molecule known as a receptor ligand (attaches to a specific receptor on a human cell) results in muscle, neuronal, and heart tissue regeneration in old musculature.

Based on this platform we intend to deliver what we call Notch 1 agents in a nanoparticle. We intend to study this circumstance in living animals. We have established all of the expertise on site to perform this research though we will need to hire additional scientists in the future. We intend to begin delivering Notch 1 agents in cell cultures as early as June of 2007 in our Rancho Cordova, CA office. We intend to contract the production of notch agents through Advanced Cell Products. We will focus both on animal studies and the study of Notch agents in human cells in vitro.

To date we have investigated various applications of Notch 1 technology and have determined that the treatment of muscular dystrophy and the regeneration of human musculature for general therapeutic reasons represents ideal preliminary candidates for our tissue targeting and delivery technologies.

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As a long-term financial goal the company seeks to enter the major international markets of the U.S., Europe, Asia and other important territories by year 2012.

Other expenditures are outlined in detail in the section entitled "Use of Proceeds".

Management Structure

Telomolecular is managed by the CEO who develops partnerships, provide strategic planning and internal control, provide guidance and standards, and report all activities to shareholders and principals. The CEO intends to hire and staff the company with material high-level managers and personnel. Telomolecular will supervise internal development and testing process under the direction of a Chief Science Officer experienced in telomere science and telomere science lab procedures. The Corporation's work will be generally overseen and carried out by the CSO who will report to the CEO. This officer will coordinate the direction of research development and delegate responsibilities among scientists and research staff. In addition, the company has established exclusive collaborations with key research groups and biotechnology companies that are leaders in their relevant fields and have the expertise and facilities to undertake required contracted development work. The Corporation's Scientific Advisory Board will contribute patents, intellectual property, research and labor. The capacity in which they work may depend in part upon the agreements and conditions of their existing research institutions. A Chief Financial Officer will oversee financial accounting, reporting, and transparency. Investor Relations will be managed chiefly by The President of Investor Relations, and specifically by an investment bank hired to lead the project's fundraising efforts. The Corporation's Executive Advisory Board will contribute management input and aid the company in developing important industry contacts and partnerships. The Companies Board of Directors is responsible for overseeing certain high-level activities of the company as outlined in its Bylaws. Our Government affairs department is headed by a President, who works on behalf of the company to acquire government grants and contracts.

Form Industry Relationships

We plan to develop relationships with leading industry partners in the cosmetic and, at a later date, pharmaceutical industries. The Corporation's managers are experienced in developing Level 1 relationships with high-caliber enterprises.

Acquire competitive technologies

We intend to acquire intellectual property in as much as it is possible, by investing resources into the identification of new molecules, procedures and technologies that could be used as a source of competition, by licensing complementary or competing technologies and by acquiring competitive technologies and companies.

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Planning and Policy

In order to achieve objectives Telomolecular management sets formal goals and creates detailed action plans for achieving those goals. Dates are set by which goals should be accomplished. Plans and goals are reassessed and revised on a regular basis, responsibilities are allocated, and contingency plans are drafted. We determine whether goals have been satisfactorily met, exceeded, or not met. This process starts by setting dates to review goals, then comparing success against set milestones and reporting to investors and employees the company's progress. Measuring success leads to the revision of goals. Policymaking is another component of the planning and policy process important in organizing and systematizing the company. We believe it vital to continually analyze the structure of the company, build repeatable sales and marketing principles for chain of command execution, and monitor and develop bylaws and implemental best practices.

Operate in favorable countries

Emphasis will be placed on "business and product development" in more lenient and open foreign marketplaces where products can be sold and tested with less regulatory obstruction. As an example, we are presently exploring the China market where we are actively working on the identification of a local industry partner to produce and test our drugs for drug application to the China Food and Drug Administration. We are also seeking to begin product testing in Eastern Europe and the Caribbean.

Management of Regulatory Risks

The company is faced with many kinds of regulatory risks. Creating viable profit streams depends upon managing these risks. A primary strategy to diverse risk levels is to focus, early on, on the development of products that do not require FDA approval, which is expensive, complex, and never guaranteed. Cosmetic and veterinary applications of our technology are a major component of this strategy.

In the US, registration of cosmetics is largely voluntary. Certain ingredients are proscribed, and the cosmetic ingredients must be safe for use. It is up to the manufacturer to test for safety and efficacy.

Benefit claims for such products are restricted to cosmetic claims, which most people are familiar with from general media advertising of cosmetics - e.g. using Telomolecular technology in a skin cream that makes cosmetic claims only: more youthful, healthier skin appearance. Medical claims for a cosmetic require a DIN number (Drug Identification Number), which is obtained only upon further testing and regulatory approvals.

Telomolecular is in discussions with an established developer, manufacturer, and international distributor of cosmetic and nutraceutical products to both the retail and practitioner markets. Subject to final license negotiations, it is planned that product development, testing and first manufacturing will be carried out as a licensed collaboration with this firm.

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There are numerous precedents of internationally registered cosmetic ingredients similar in general nature to the enzymes used in the Telomolecular technology. In the opinion of Telomolecular management and its advisors from the industry, Telomolecular will be able to market cosmetic and nutraceutical products based upon the Telomolecular technology.

*** There is a risk that regulators in different jurisdictions may intervene and restrict or prevent the marketing of cosmetic products. Telomolecular management would vigorously defend its position that the products are proper cosmetics, nutraceuticals and natural health products. However, if unsuccessful, Telomolecular would be forced to seek significantly greater funding over an extended period for clinical trials and approval as a pharmaceutical drug, and there is no guarantee that such funds would be available on terms acceptable to Telomolecular, or at all. Many major overseas markets such as those in China and Europe are very lenient in the regulation and use of cosmetic application. Our management considers it unlikely that our products would fail to find a large market for sale in what is a generally unregulated industry.

There is no guarantee the FDA, or other world regulatory bodies, will approve our pharmaceutical New Drug Application. A failure to receive approval would result in considerable losses to the company and would restrict the markets and market size in which the company may operate. We believe that in the event the FDA does not approve our drugs, there are many markets around the world that will.

Expected purchase or sale of plant and significant equipment

The company expects to purchase up to $500,000 in additional specialized equipment for its nanocircles laboratory, such as sonicators, centrifuges, microscopes, PCR equipment and other equipment needed for the expanded study and development of recombinant DNA and the production of nanoparticles. This will likely be financed through a special debt arrangement. Optionally we may purchase up to $350,000 in bioreactor equipment. We may expand significantly to address the needs of our oncology practice.

Expected significant changes in the number of employees

We expect to hire 5 new scientists and several clerical and technical employees over the next 12 months.

Insurance

The company maintains $5,000,000 in general liability insurance in addition to property insurance on its leased facility through Aegis Insurance Corporation.

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Management's Discussion and Analysis of Financial Condition and Results of Operations

To date Telomolecular has not experienced revenues.

From February 1st to June 30th of 2006 the company completed a successful $1 million private placement at $5 per share according to Regulation D Rule 504 on the 1933 U.S. Securities and Exchange Act. Approximately 135 accredited investors participated in this offering. On August 30th, the company completed a second successful $1 million private placement (according to a separate plan of finance) at $10 per share according to Regulation D Rule 504 of the 1933 U.S. Securities and Exchange Act. Approximately 110 accredited investors participated in this offering. We believe that these offerings are not integratable as they involved distinct science programs (1. our oTrt program and 2. our nanocircle program) and subsequently represent separate plans of finance. One of our Board Members, Jon Stocking, contributed approximately $1,000,000 to the company according to a term sheet that provided him a role as an active investor. As a board member and manager of the company this investment is exempt from registration according to Rule 501 of Regulation D. A third Regulation D Rule 504 offering of $1,000,000 was issued in January of 2007 and seeks to raise money specifically to cover costs associated with two new license acquisitions and to expand existing programs beyond initial projections. We believe this offering is not integrateable with previous offerings because it has been formulated according to a separate plan of finance to address needs we did not have at the date of the previous offering. Management intends to list its securities on the pink sheets and later on the OTCBB in February of 2007 after the completion of its' Year 2006 audited financial statements. We expect to continue to issue private placements for different plans of finance in the aggregate amount of $4,000,000 over the next 12 months and the aggregate amount of $8,000,000 USD in a subsequent 12 month period. We expect to require possibly $50,000,000 in investment capital through FY 2012.

On August 1st, 2006, the company's shareholders voted on and passed with a greater than 75% majority of votes a resolution to increase the company's total number of authorized and issued shares. The new capital structure of the company increases the total number of common shares of common stock from 4.5 million shares to 500 million shares and creates 1 million shares of preferred stock convertible to 50 million shares (50 common shares for each 1 preferred share) of common stock. The new capital structure does not cause dilution for current shareholders and maintains the pre-existing ownership ratio on a per shareholder percentage basis.

On or about October 15th, El Charis Mikman Firm, LLC, a Southeastern investment bank, signed a conditional term sheet with Telomolecular, for $10,000,000 for a separate plan of finance (commercialization). The term sheet will result in the purchase of the company's shares if key milestones are met, such as the quotation of shares on the Over the Counter Bulletin Board and reaching certain stock price milestones.

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Off-balance sheet arrangements

The Company entered into a strategic partnership agreement with New Life Scientific on October 13th of 2005. It also entered into a work agreement with New Life Scientifics' CEO Mr. Henry Val, to provide science support and corporate guidance as an executive of the company; New Life Scientific was paid approximately 5.2% of the company's authorized securities for this commitment.

This arrangement provides Telomolecular with superior access to affordable clinical studies, expert science support, partnerships in Europe, and the addition of credible management to the project without incurring cash costs.

There are no revenues, expenses, liabilities or cash flows arising from this arrangement.

The are no known events, demands, commitments, trends or uncertainties that will result in or is reasonably likely to result in the termination or material reduction in the off-balance sheet reduction.

As of October 1st, 2006 the company owed the CEO and one of his solely owned companies approximately $140,000 in advertising expenses loaned to the company. These expenses were incurred throughout the months between Novemeber 2005 and October 2006. As of October 1st, 2006 the company owed approximately $130,000 to cover deferred salaries by the CEO and a key Director, Mr. George Behling. As of February 15th the company repaid the CEO $140,000 in advertising expenses. As of February 28th the company owed the CEO approximately $108,000 for employee advances that were deducted from his bank account.

There are no obligations under a guarantee contract that has any of the characteristics identified in paragraph 3 of FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (November 2002) ("FIN 45"), as may be modified or supplemented, and that is not excluded from the initial recognition and measurement provisions of FIN 45 pursuant to paragraphs 6 or 7 of that Interpretation;

  There are no retained or contingent interests in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets;

  There are no obligations, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, except that it is both indexed to the small business issuer's own stock and classified in stockholders' equity in the small business issuer's statement of financial position, and therefore excluded from the scope of FASB Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (June 1998), pursuant to paragraph 11(a) of that Statement, as may be modified or supplemented; or

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There are no obligations, including a contingent obligation, arising out of a variable interest (as referenced in FASB Interpretation No. 46, Consolidation of Variable Interest Entities (January 2003), as may be modified or supplemented) in an unconsolidated entity that is held by, and material to, the small business issuer, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the small business issuer.

Reports to security holders

Following are disclosures for registration statements filed under the Securities Act of 1933:

(1) The company is required to deliver an annual report to security holders, the company is not required but intends to include audited financial statements in that report.

(2) The company has not to date filed reports with the Securities and Exchange Commission under the 1933 Securities Act. In February of 2006 the company filed a Form D with the Commission under the Securities Act of 1934. This document may be found at SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

(3) The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and state the address of that site (http://www.sec.gov). You are encouraged to give your Internet address, if available;

The Corporation is engaged in research and development, has not experienced revenues from operations in the past two fiscal years (or ever), and does not expect to experience profits in the foreseeable future.

DESCRIPTION OF PROPERTY

At this time, the Company occupies an approximately 4,500 square foot leased laboratory at 10993 Trade Center Drive, Suite 102, Rancho Cordova, California 95670. The lease is at a rate of $7,558 per month plus utilities and expires August 1st of 2009. The company maintains other facilities through its management that are available on an as needed basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Promoters

There were no transactions with promoters.

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Related Party Transactions

Mr. Sarad receives compensation as CEO of "504 Bank" an international investment company. In the early stages of incorporating and financing Telomolecular 504 Bank loaned money to the business, including the payment of salaries, and helped sell stock to its investors, primarily between the period of February 1st and March 15th of 2006, while Telomolecular was waiting on a State of Delaware Incorporation documents, California Approved Foreign Entity Documents, and a California Bank Account. As of October 1st, 2006 504 Bank paid approximately $140,000 in Telomolecular's offering expenses, primarily advertising for its DPO, which will need to be repaid subject to the presentation of receipts. This loan will be paid back when convenient. This is a non-interest baring loan with no special terms and conditions. These expenses were incurred throughout the months between November 2005 and October 2006. As of October 1st, 2006 the company owed approximately $120,000 to cover deferred salaries by the CEO and $10,000 to a key director, Mr. George Behling. These loans will be paid back when convenient. There is no interest or special terms connected to this loan. As of February 15th 2007 the company repaid the CEO $140,000 in advertising expenses. Between October 15th 2007 and February 20th 2007 the Corporation repaid Mr. Behling the $10,000 owed for deferred salaries. As of February 28th the company owed the CEO approximately $108,000 for employee advances that were deducted from his bank account. This is a non-interest baring loan with no special terms and conditions. 504 Bank accepted approximately $50,000 in payment from investors in the months of February 1st to March 15th 2006 that it dispensed to Telomolecular. As of August 30th 2006 504 Bank does not expect to continue to loan money or handle transactions for Telomolecular in an ongoing capacity.

Henry Val, and his corporation New Life Scientific, received 4.2% of the company's outstanding common stock to provide services and support for the company through his corporation New Life Scientific. New Life Scientific will provide discounted access to contract research facilities which can perform efficacy and toxicology studies in animals and humans for the purposes of international regulatory compliance and new drug applications. Mr. Val will offer provide consulting, guidance, and access to his scientific staff. We view this arrangement as a low cost means of establishing essential early stage support. The parties entered into a strategic partnership agreement and a promissory agreement to dispense stock for services. We view this agreement as a trade secret that is highly confidential.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for our Common Equity

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded or, if traded, that a public market will materialize.

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As of October 7th, 2006, there were no warrants to purchase Common Stock outstanding.  There have been no cash dividends declared on the Company's Common stock since the Company's inception.  The Company has not yet adopted any policy regarding payment of dividends. In the event that the company begins quotation on the pink sheets it will be considered a penny stock.

Rule 144 Shares

A total of 4,600,000 shares of our common stock are available for registration and subsequent resale to the public 180 days after the date of first public sale in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company's common stock then outstanding which, in our case, will equal 4,600,000 shares as of the date of this prospectus; or

2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Public Offering Shares

The Company intends to sell 10,000,000 shares of its stock directly to the public through this offering statement. We do not anticipate future sales of public securities until and if the company successfully qualifies for a NASDAQ or AMEX listing. Another 8,970,981 will be sold by existing shareholders in a secondary offering.

Stockholders of Our Common Shares

As of February 15th, 2006 there were approximately 300 holders of our common shares.

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Registration Rights

We have granted registration rights to certain shareholders.

Dividends

The payment by the Company of dividends, if any, in the future, shall be determined by the Company's Board of Directors, in its discretion, and will depend upon, among other things, the Company's  earnings,  the Company's capital requirements, and the Company's financial condition,  as well as other relevant factors. The Company has not paid or declared any dividends to date. Holders of Common Stock are entitled to receive dividends as declared and paid from time to time by the Company's Board of Directors from funds legally available therefore. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. As of October 1st, 2006, fewer than 15 shareholders of the Corporation's outstanding stock, received subscription agreements with a "typo" indicating a dividend policy that is not reflected in the company's prospectus. We are presently seeking signoff from each of these shareholders to recognize the statement as a "typo" but have not received complete consent. The mutual holdings of these individuals are not significant.

Securities authorized for issuance under equity compensation plans

The Corporation has authorized an equity compensation plan to executives who have held stock for more than 1 year which registers shares for resale in this offering statement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the current compensation of (i) the Company's Chief Executive Officer, (ii) the Company's executive officers other than the CEO and (iii) persons, if any, who would be included except that they were not serving as of February 20th, 2007:

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SUMMARY COMPENSATION TABLE

NAME & TITLE	YEAR	SALARY
Matthew Sarad, CEO	2006	$240,000
Jeremy Jobe, VP Sales	2006	$170,000*
Brian Allred, VP Finance	2006	$170,000*
Sheree Friedman, CFO	2006	$70,000
Kenneth D. Brown, Pres. Gov. Affairs	2006	$72,000
Henry Val, Pres. Stem Cell	2006	(Stock based only)
Dr. Gary Zhai, CSO	2006	$105,000
Dr. Peter Lohstroh	2006	$80,000
Dr. Xin Lin	2006	$80,000
*includes bonuses and commissions

*** Mr. Sarad has elected to defer his salary to date and is owed deferred salary since January of 2006. The company will repay him when convenient. The details of this arrangement are described in the section entitled Certain Relationships and Related Transactions.

Page. 84

All the above executives were employed on a full-time basis except for Henry Val and George Behling. Some of them have conflicts in the performance of their duties. Mr. Sarad allocates approximately 25% of his time and receives payment in respect to an investment banking company that he operates. This activity is important as it provides the main source or investment capital for Telomolecular. Henry Val runs a public biotech company New Life Scientific and spends most of his time operating this company. Kim Sanders allocates up to 50% of her time writing business plans for 504 Bank. The Company's policies do not require that outside compensation be disclosed to the Board of Directors and, where material, disclosed in the Company's communications with the public.

Members of our scientific board to be paid include:

Dr. Eric Kool
Dr. Gary Zhai
Dr. Vinod Labhasetwar (pending University approval)
Dr. Jeffrey Rice
Dr. Timothy Rosio

Employment contracts

The company maintains employment contracts with its key employees, which are included as an exhibit to this document entitled as "Employee Contracts"

Receipt of Compensation Regardless of Profitability

The officers, directors and employees of the Company are entitled to receive significant compensation, payments and reimbursements regardless of whether the Company operates at a profit or a loss.  Any compensation received by the officers, directors, and management personnel of the Company, will be determined, from time-to-time, by the Board of Directors of the Company. Officers, directors and management personnel of the Company will be reimbursed for any out-of-pocket expenses incurred on behalf of the Company.

Remuneration of Directors

Mr. George Behling has been paid approximately $18,000 to perform 6 months of consulting service to the company, and which may be extended indefinitely. He is owed another $18,000 for providing consulting. No compensation has been paid to any of the directors of the Company for their services as directors. We expect to pay our directors a fee for their services beginning the third quarter of FY 2007 although this fee has not been determined as of this date.

Page. 85

Stock Option Grants

We have not granted any stock options to the executive officers since our inception.

Consulting Agreements

The company has reached consulting agreements with Mr. George Behling and Mr. Henry Val. The agreement with Mr. Behling pays him a monthly salary of $3,000 to provide business consulting services, help develop our government affairs department, and serve on the company's Board of Directors. This contract has a 6 month expiration period. Mr. Henry Val has been paid 4.2% of the company's equity to provide consulting, access to affordable contract research, to serve on the company's management team, and to provide scientific assistance and advice from his life science corporation's scientists.

FINANCIAL STATEMENTS

PART F/S

Copies of the financial statements specified in Regulation 228.310 (Item 310) are filed with this Registration Statement, Amendment No. 2 to Form 10-SB.

(a)  Index to Financial Statements.                                                       Page

     Independent Auditors' Report:                                                                        F1

Financial Statements:

    Consolidated Balance Sheet                                                                            F-2

    Consolidated Statements of Operations                                                           F-3

    Consolidated Statement of Stockholders' Equity                                              F-4

    Consolidated Statements of Cash Flows                                                          F-5

    Notes to Consolidated Financial Statements                                                    F-7

Page. 86

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders Telomolecular Corp.

We have audited the balance sheet of Telomolecular Corp. (A Development Stage Company) as of December 31, 2005, and the related statements of operations, changes in stockholders' equity and cash flows for the period November 8, 2005 (inception) through December 31, 2005.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telomolecular Corp. (A Development Stage Company) as of December 31, 2005, and the results of its operations and its cash flows for the period from November 8, 2005 (inception) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1, the Company has been in the development stage since inception.  In addition, the Company has incurred losses since inception.  Realization of the Company's assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary in the event that the Company cannot continue in existence.

/s/ Stark Winter Schenkein & Co., LLP

Certified Public Accountants
Denver, Colorado
July 13, 2006

Page. 87

Telomolecular, Corp.
A Development Stage Corporation

Balance Sheet: 31-Dec-06

ASSETS
	Nov 1 to Dec 31, 2005	Jan 1 to Dec 31, 2006
		(Unaudited)
Current assets
Equipment		400,000
Cash and cash equivalents	$0	1,096,161

TOTAL CURRENT ASSETS	$0	1,496,161

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities
Accrued expenses - related party	$20,000	0
Taxes		78,000
Loan payable - related party	1,449	0

TOTAL CURRENT LIABILITIES	21,449	78,000

STOCKHOLDERS' (DEFICIT)
Common stock, par value $.001, 4,500,000 shares authorized and	1,026,667
3,101,000 shares issued and outstanding
Common stock, par value $.001, 500,000,000 shares authorized and		1,848,167
500,000,000 shares issued and outstanding (after conversion to new capital structure)
Additional paid-in capital	0	2,830,092
Less: Treasury Stock at Cost
Deferred compensation	-1,026,667	-1,026,667
(Deficit) accumulated during the development stage	-21,449	-2,233,430

Total Stockholders' (Deficit)	-21,449	1,418,161

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$0	1,496,161

Page.

Telomolecular, Corp.
A Development Stage Corporation

Statement of Operations
For the Period November 8, 2005 (Inception) through December 31, 2006

	Nov 1 to Dec 31, 2005	Jan 1 to Dec 31, 2006
		(unaudited)

OPERATING INCOME	$-	-

OPERATING EXPENSES
General and administrative expenses	21,449	893,372
Research and Development		1,340,058
Stock issued for services	208,708
Total Operating Expenses	230,157	2,233,430

NET (LOSS) APPLICABLE TO COMMON SHARES	$-230,157	-2,233,430

NET (LOSS) PER BASIC AND DILUTED SHARES	$-0.095	-0.004

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	2,414,267	330,345,634

See notes to financial statements.

Page. 88

Telomolecular, Corp.
A Development Stage Corporation

Statement of Cash Flow
For the Period November 8, 2005 (Inception) through December 31, 2006

	Nov 1 to Dec 31, 2005	Jan 1 to Dec 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$-230,157	-3,501,512
Adjustments to reconcile net (loss) to net cash
(used in) operating activities
Amortization of deferred compensation	205,333	205,333
Issuance of stock for services	3,375	208,708
Changes in assets and liabilities
Increase in accrued expenses - related party	20,000	220,000
Total adjustments	228,708	634,041

Net cash (used in) operating activities	-1,449	-2,233,430

CASH FLOWS FROM INVESTING ACTIVITES	-	-

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds of related party loans	1,449	141,449
Proceeds of investments	0	3,330,092

Net cash provided by financing activities	1,449	3,471,541

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	-	1,069,288

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	-	1,419

CASH AND CASH EQUIVALENTS - END OF PERIOD	$1,419	1,070,707

SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION:

Common stock issued for services (246,400 shares $5 per share)	$1,232,000

See notes to financial statements.

Page. 89

Telomolecular Corp.
A Development Stage Company

Statement of Stockholders' (Deficit)
For the Period November 8, 2005 (Inception) through December 31, 2006

	Common Shares	Preferred Shares	Stock Amount	Additional Paid-in Capital	Deferred Compensation	(Deficit) Accumulated During the Development Stage	Total

Balance at November 8, 2005	-		$-	$-	$-	$-	$-

Issuance of common stock to founder	3,375,000		3,375	-	-3375	-	0

Issuance of common stock for services	246,400		246	1,231,754	-1,026,667	-	205,333

Net (loss)						-230,157	-230,157

Balance at December 31, 2005	3,621,400		$3,621	$1,231,754	($1,030,042)	($230,157)	($21,449)

Issuance of common stock for private placement	300,000		$1,000,000	$1,000,000

Issuance of common stock in private placement	100,000		$1,000,000	$1,000,000

August, 30th 2006, Conversion to new share structure 500,000,000 common and 1,000,000 preferred	446,375,400
Issuance of preferred stock in private placement		142,857	$1,000,000	$1,000,000
Issuance of common stock to treasury	53,624,600		$0
Net loss

Balance at February 15, 2007	500,000,000	142,857	$3,003,621	$1,231,754	($1,030,042)	($230,157)	($21,449)

Page. 90

*** Subsequent to December 31, the Corporation issued 300,000 common shares in private placements. On August 30th, 2006, the company approved through a vote by its shareholders a new capital structure consisting of 500,000,000 common shares and 1,000,000 preferred shares (each convertible to 50 common shares upon holder's request). Holders of common shares in the pre-existing capital structure of 4,500,000 common shares benefited from a conversion ratio of 111 new common shares for each 1 existing common share.

Telomolecular Corp.
A DEVELOPMENT STAGE CORPORATION

NOTES TO FINANCIAL STATEMENTS
October 1st, 2006

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Telomolecular Corp. (the "Company") was organized on November 8, 2005 as a Delaware corporation. The Company was organized for the purpose of acquiring licensing agreements with which to later sponsor the research and development of biomedical nanotechnology products, primarily in the treatment of aging and age-related disease.

The Company entered into a strategic partnership agreement with New Life Scientific, Inc. on October 13, 2005. On December 2, 2005, UNeMed, the sole licensing agent for the University of Nebraska, made a commitment to exchange important technology and licensing rights in a subsequent licensing agreement, ratified in a Term Sheet. This agreement is described in detail in the section of this document entitled "Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration."

On January 16, 2006, the Company acquired the licensing rights for PLGA Biodegradable Nanoparticles from the University of Nebraska Medical Center ("UNeMed") subject to the terms of an Exclusive Sublicense Agreement. This agreement is described in detail in the section of this document entitled "Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration."

Page. 91

On February 22, 2006, American Business Corporation (AMBC) and Telomolecular Corp. agreed to a tentative reverse merger whereby Telomolecular would be acquired by AMBC.  The reverse merger agreement was terminated on June 5, 2006.

On March 3, 2006, the Company acquired the licensing rights for Synthetic DNA Nanocircles for Elongation of Telomere Repeats from the Leland Stanford Junior University ("Stanford") subject to the terms of an Exclusive Agreement. This agreement is described in detail in the section of this document entitled "Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration."

On March 3rd 2006, the Corporation completed development of and "invented" a synthetically engineered protein called oTrt useful in telomere elongation, and later in March the corporation completed development on and "invented" a synthetically engineered protein called "XfactorTrt" also useful in the elongation of chromosomal telomeres.

On or around March 20th, 2006, the tentative reverse merger between Telomolecular and AMBC was cancelled and terminated by Telomolecular.

Subsequent to year-end, Telomolecular entered into an agreement with the University of Nebraska Medical Center to sponsor research in the development of certain anti-aging technologies. This agreement obligates Telomolecular to pay $1.3 million over 18 months. This agreement is described in detail in the attachment entitled "Sponsored Research Agreement."

Subsequent to year-end, the Company completed a Regulation D, Section 504 offering, and received $1,000,000 in investment capital from the issuance of common stock during the period January 1 through July 13, 2006.

On June 13th, 2006, through contracted research, the Corporation began in vivo studies with telomere elongating agents and expects to report preliminary results from these studies in February of 2007.

On July 5th, 2006, the Corporation opened an additional laboratory in Rancho Cordova, California in order to perform in vivo work with synthetic DNA nanocircles.

On July 13th, 2006, the company agreed to acquire exclusive rights to all technologies resulting from sponsored research for the development of improved methods of DNA, RNA, and siRNA production. Some of the terms of this agreement are confidential and blacked out since many of the experiments have not been completed and have not yet received patent protection. Management believes this technology could reduce the industry wide costs of producing pharmaceutical grade DNA, RNA and siRNA and that it may increase yield efficiency many times over.

Page. 92

On July 20th, 2006, the company acquired exclusive licensing rights from Stanford University for the research, development, and commercialization of "Notch 1 in the regeneration of human musculature, heart tissue, and neuronal tissue". This agreement is described in detail in the section of this document entitled "Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration."

On August 28th, 2006, the company acquired through a contract expansion with the University of Nebraska Medical Center expanded licensing rights to deliver all anti-cancer agents, including p53 DNA damage checkpoint control reactivators and pRB tumor suppressor reactivators (as a combination therapy) with the University's unique biodegradable nanoparticle platform. This agreement is described in detail in the section of this document entitled "Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration."

On August 29th, 2006, the company acquired exclusive licensing rights from Stanford University for the research, development, and commercialization of "Mitofusin 1 in the repair of Mitochondrial DNA". This agreement is described in detail in the section of this document entitled "Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration."

On September 15th, 2006, the company received a term sheet from El Charis Mikman, LLC to provide $10,000,000 in financing once the company reaches the OTCBB according to certain milestones cited in the agreement.

On October 15th, 2006, the Corporation received a Letter of Intent from a Louisiana State Development fund indicating that the State intends to sponsor the financing of a research facility in the state.

We continue to conduct business activities and expect to grow significantly over the next fiscal year. We intend to acquire assets and technologies from active businesses and universities in exchange for issuance of our securities and royalty agreements. We do not expect to generate profits or revenues in the foreseeable future, until, at a minimum, some research and development has been concluded.

Recent Unregistered Sales of Securities

The sales of our securities can be summarized in the following way:

Private Offering 1, February 1 to June 30th of 2006
135 private investors at $5 per share (200,000 to shares sold)

Private Offering 2, July 30th to August 30th
110 private investors at $10 per share (100,000 shares sold)

Term Sheet, August 20th 2006
John Stocking

Page. 93

Private Offering 3, January 1 2007 to concurrent
100 investors at $7 per share (100,000 preferred shares sold)

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Actual results may differ from those estimates.

Consolidated Financial Statements

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  All inter-company accounts and transactions have been eliminated.

Fair value of financial instruments

The carrying amounts reported in the balance sheet for cash and amounts due to related party approximate their fair market value based on the short-term maturity of these instruments.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all cash and other demand deposits to be cash and cash equivalents.

Stock-based compensation

The Company accounts for stock and stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

Page. 94

Property, Plants and Equipment Accounting Policy

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses.

The cost of an item of property, plant and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Major costs incurred in restoring assets to their normal working conditions are charged to the income statement. Improvements are capitalized and depreciated over their expected useful lives.

The gain or loss arising from the retirement or disposal of property, plant and equipment is determined as the difference between the estimated net sales proceeds and the carrying amount of the assets and is recognized as income or expense in the income statement.

Depreciation is provided to write off the cost less accumulated impairment losses of property, plant and equipment, over their estimated useful lives from the date on which they become fully operational and after taking into account of their estimated residual values, using the straight-line method, at the following rates per annum:

LAND AND BUILDINGS 50 YEARS

LEASEHOLD IMPROVEMENTS 2 - 3 YEARS

FURNITURE AND FIXTURES 5 - 10 YEARS

OFFICE AND COMPUTER EQUIPMENT 3 - 5 YEARS

The Company recognizes an impairment loss on PPE when evidence, such as the sum of expected future cash flows (undiscounted and without interest charges), indicates that future operations will not produce sufficient revenue to cover the related future costs, including depreciation, and when the carrying amount of asset cannot be realized through sale. Measurement of the impairment loss is

Research and Development Costs

Research and development costs are charged to expense as incurred. Certain corporate overhead expenses, such as professional fees, salaries, rent and travel are allocated to research and development based on estimates made by management.

DEPRECIATION

Depreciation of property and equipment is computed using the straight-line method over estimated useful lives ranging from three to five years.

Page. 95

Loss per common share

Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. As of December 31, 2005 the Company did not have any common stock equivalents or potentially dilutive securities outstanding.

Advertising

Advertising costs are expensed when incurred. The Company incurred approximately $200,000 in advertising expenses for the period ended March 1, 2007.  These expenses were incurred throughout the months between November 2005 and March 1, 2007.

Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash.

Income taxes

Income taxes are accounted for under the asset and liability method of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes ("SFAS 109"). Under SFAS 109 deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As of October 1st, 2006 the Corporation has not experienced revenues and has no existing income tax obligations. Approximately $128,000 in payroll withholdings is outstanding and payable to applicable State and Federal agencies.

Page. 96

Recent accounting pronouncements

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective for the first reporting period beginning after December 15, 2005.  The Company is in process of evaluating the impact of this pronouncement on its financial position.

In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Nonmonetary Assets."  The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." EITF 03-01 also included accounting considerations subsequent to the recognition of another-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - an amendment of APB Opinion No. 20." This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the usual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects of the cumulative effect of the change. This Statement  is effective for  accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect application of SFAS No. 154 to have a material affect on its financial statements.

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In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments."  This Statement amends FASB Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities," and No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."  This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets."  This Statements is effective for all financial instruments acquired of issued after the beginning of our first fiscal year that begins after September 15, 2006.  We are currently reviewing the effects of adoption of this Statement, but it is not expected to have a material impact on the Company's financial statements.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets."  This Statement amends FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities.  Adoption of this Statement is required as of the beginning of the first fiscal year that begins after September 15, 2006.  The adoption of this Statement is not expected to have a material impact on the Company's financial statements.

NOTE 2 - GOING CONCERN CONSIDERATIONS

As reflected in the accompanying financial statements, the Company had an accumulated deficit of $230,157 at December 31, 2005, and cash used in operations in for the year ended December 31, 2005 of $1,449. As of October 1, 2006, the Company had an accumulated deficit of $1,230,551 and cash used in operations in for the eight months ending August 30, 2006 of $1,601,994.

Management expects operations to generate negative cash flow at least through December 2007 and the Company does not have existing capital resources or credit lines available that are sufficient to fund operations and capital requirements as presently planned over the next twelve months. Management expects to finance operations through a series of public and private placements. The ability of the Company to continue as a going concern is dependent on the Company's ability to further implement its business plan, generate revenues or obtain funding through the sale of equity or debt. While the Company believes in the viability of its strategy to raise additional funds, there can be no assurances to that effect. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management believes that the actions presently being taken to further implement its business plan and pursue a merger candidate provide the opportunity for the Company to continue as a going concern.

NOTE 3 - RELATED PARTY TRANSACTIONS

As of October 1st, 2006, the Company has received loans from its CEO in the amount of $141,449. The loans are non-interest bearing and due on demand. As of October 1st, 2006 the Company owes $220,000 in accrued salaries to the CEO. The Company owes deferred compensation in the sum of $36,000 to one of its Director's Mr. George Behling.

Page. 98

NOTE 4 - STOCKHOLDERS' (DEFICIT)

Common Stock

On November 15, 2005, the Company issued 246,400 shares of common stock at $5 per share to New Life Scientific Corp. as part of a stock transfer agreement.  The terms of the agreement permit Telomolecular Corp. to refer to New Life Scientific as a strategic partner for a period of one year from the date of November 1, 2005.  The Company has recorded deferred compensation of $1,232,000 as a result of this transaction, with $205,333 amortized during the year ended December 31, 2005. This agreement was signed on October 1st but is amortized beginning from the date the related services were to be provided on November 1.

During the period ended December 31, 2005, the Company issued 3,375,000 shares of common stock were issued to its CEO/founder, Matthew A. Sarad. Because Mr. Sarad's securities are wholly restricted and illiquid we have valued them at .01 cents, closer to actual par value. The Company has recorded deferred compensation of $33,750 as a result of this transaction, with $5,625 amortized during the year ended December 31, 2005.

On August 30th, 2006, the company approved through a vote by its shareholders a new capital structure consisting of 500,000,000 common shares and 1,000,000 preferred shares (each convertible to 50 common shares upon holder's request). Holders of common shares in the pre-existing capital structure of 4,500,000 common shares benefited from a conversion ratio of 111 new common shares for each 1 existing common share.

After a conversion from a share structure of 4,500,000 common shares to 500,000,000 common shares and 1,000,000 preferred shares, which was voted into effect in August of 2006, as of September 1st , 2006 Mr. Sarad controlled 374,625,000 shares. As of October 1st, 2006, Mr. Sarad had distributed 74,125,000 of his shares to other executives and the Corporation's treasury, bringing his holdings to 300,500,000 shares. As of February 15th, 2006, Mr. Sarad had distributed another 37,000,000 of his shares to other executives and the Corporation's treasury, bringing his holdings to 263,500,000 shares. Agreements were reached with other executives granting them (jointly) up to 13.3% of the corporation's stock over a 4 year vesting period. Mr. Sarad anticipates the redistribution of up to 20% of his holdings over the next 24 months.

Page. 99

NOTE 5 - INCOME TAXES

For the period ended December 31, 2005, the Company had a net operating loss of $21,449 and no revenues.  Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.

The components of the net deferred tax asset at December 31, 2005, and the statutory tax rate, the effective tax rate and the amount of the valuation allowance are indicated below:

Net operating (loss)	$(21,449)
Statutory tax rate	34%
Effective tax rate	-
Deferred tax asset	$7,295
Valuation allowance	$(7,293)

Net deferred tax asset	$-

As of October 1, 2006 the Company had a net operating loss of $1,602,994 and no revenues. Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.

The components of the net deferred tax asset at October 1, 2006, and the statutory tax rate, the effective tax rate and the amount of the valuation allowance are indicated below:

Net operating (loss)	$(1,601,994)
Statutory tax rate	34%
Effective tax rate	-
Deferred tax asset	$544,677
Valuation allowance	$(544,677)
Net deferred tax asset	$-

NOTE 6 - SUBSEQUENT EVENTS

There are no subsequent events to report at this time.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

As of December, 26, 2006 there have been no changes in or disagreements with accountants on accounting and financial disclosure.

Page. 100

INTERIM FINANCIAL STATEMENTS

February 20, 2007

Telomolecular Corporation.
(A Development Stage Company)
INTERIM CONSOLIDATED BALANCE SHEETS
January 1 and February 20 of 2007

(Stated in US Dollars)
(Unaudited)

ASSETS
Jan 1 to Feb 2, 2007
(Unaudited)
Current assets
Equipment	500,000
Cash and cash equivalents	$1,070,707

TOTAL CURRENT ASSETS	$1,570,707

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities
Accrued expenses - related party $
Taxes	205,000
Loan payable - related party	0

TOTAL CURRENT LIABILITIES	205,000

STOCKHOLDERS' (DEFICIT)
Common stock, par value $.001, 4,500,000 shares authorized and
3,101,000 shares issued and outstanding
Common stock, par value $.001, 500,000,000 shares authorized and	1,821,667
500,000,000 shares issued and outstanding (after conversion to new capital structure)
Additional paid-in capital	3,119,618
Less: Treasury Stock at Cost
Deferred compensation	-1,026,667
(Deficit) accumulated during the development stage	-2,548,911

Total Stockholders' (Deficit)	1,365,707

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$1,570,707

SEE ACCOMPANYING NOTES

Page. 101

Telomolecular Corp.
(A Development Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
for the two months ended February 20, 2007 and
for the period ended December 31 (Date of Inception)

and for the period ended December 31, 2006 (Stated in US Dollars)
(Unaudited)

	Nov 1 to Dec 31, 2005	Jan 1 to Dec 31, 2006	Jan 1 2007 to Feb 20, 2007
		(unaudited)	(unaudited)

OPERATING INCOME	$-	-	-

OPERATING EXPENSES
General and administrative expenses	21,449	893,372	126,192
Research and Development		1,340,058	189,288
Stock issued for services	208,708
Total Operating Expenses	230,157	2,233,430	315,481

NET (LOSS) APPLICABLE TO COMMON SHARES	$-230,157	-2,233,430	-315,481

NET (LOSS) PER BASIC AND DILUTED SHARES	$-0.095	-0.004	-0.001

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	2,414,267	330,345,634	422,345,634

Page. 102

Telomolecular Corp.
(A Development Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
for the two months ended February 2, 2007 and
for the period ended December 31 (Date of Inception)

and for the period ended December 31, 2006 (Stated in US Dollars)
(Unaudited)

	Nov 1 to Dec 31, 2005	Jan 1 to Dec 31, 2006	Jan 1 to Feb 2, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$-230,157	-3,501,512	-700,192
Adjustments to reconcile net (loss) to net cash
(used in) operating activities
Amortization of deferred compensation	205,333	205,333	205,333
Issuance of stock for services	3,375	208,708	0
Changes in assets and liabilities
Increase in accrued expenses - related party	20,000	220,000	0
Total adjustments	228,708	634,041	205,333

Net cash (used in) operating activities	-1,449	-2,233,430	-289,526

CASH FLOWS FROM INVESTING ACTIVITES	-	-	-

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds of related party loans	1,449	141,449	0
Proceeds of investments	0	3,330,092	289,526

Net cash provided by financing activities	1,449	3,471,541	3,761,067

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	-	1,069,288	25,955

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	-	1,419	1,070,707

CASH AND CASH EQUIVALENTS - END OF PERIOD	$1,419	1,070,707	1,096,661

SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION:

Common stock issued for services (246,400 shares $5 per share)	$1,232,000

SEE ACCOMPANYING NOTES

Page. 103

Telomolecular Corp.
(A Development Stage Company)
INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
for the two months ended February 2, 2007 and
for the period ended December 31 (Date of Inception)

and for the period ended December 31, 2006 (Stated in US Dollars)
(Unaudited)

	Common Shares	Preferred Shares	Stock Amount	Additional Paid-in Capital	Deferred Compensation	(Deficit) Accumulated During the Development Stage	Total

Balance at November 8, 2005	-		$-	$-	$-	$-	$-

Issuance of common stock to founder	3,375,000		3,375	-	-3375	-	0

Issuance of common stock for services	246,400		246	1,231,754	-1,026,667	-	205,333

Net (loss)						-230,157	-230,157

Balance at December 31, 2005	3,621,400		$3,621	$1,231,754	($1,030,042)	($230,157)	($21,449)

Issuance of common stock for private placement	300,000		$1,000,000	$1,000,000

Issuance of common stock in private placement	100,000		$1,000,000	$1,000,000

August, 30th 2006, Conversion to new share structure 500,000,000 common and 1,000,000 preferred	446,375,400
Issuance of preferred stock in private placement		142,857	$1,000,000	$1,000,000
Issuance of common stock to treasury	53,624,600		$0
Net loss

Balance at February 15, 2007	500,000,000	142,857	$3,003,621	$1,231,754	($1,030,042)	($230,157)	($21,449)

Page. 104

Telomolecular Corp.
(A Development Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
for the two months ended February 2, 2007 and
for the period ended December 31 (Date of Inception) and for the period ended December 31, 2006 (Stated in US Dollars)
(Unaudited)

Note 1 Interim Reporting

While the information presented in the accompanying interim six months financial statements is unaudited, it includes all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in accordance with accounting principles generally accepted in the United States of America. These interim financial statements follow the same accounting policies and methods of their application as the Company's December 31, 2006 annual financial statements. All adjustments are of a normal recurring nature. It is suggested that these interim financial statements be read in conjunction with the Company's December 31, 2006 annual financial statements.

Operating results for the six months ended May 31, 2006 are not necessarily indicative of the results that can be expected for the year ended November 30, 2006.

Page. 105

 Note 2 Continuance of Operations

These interim financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next twelve months. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At February 2, 2006, the Company has working capital of $1,070,706.83 which may not be sufficient to sustain operations for the next twelve months, has not yet achieved profitable operations, has accumulated losses of $3,761,067 since its inception and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Note 3 Related Party Transactions

During the three months ended March 15, 2007:

The Company discovered it had erroneously charged the CEO of the Company approximately $108,000 in miscellaneous employee advances and consulting fees that were automatically deducted from one of his personal bank accounts since January of 2006. Therefore, at February 2, 2007, the CEO was owed $108,000 for out-of- pocket expenses.

Note 4 Taxes

As of March 15th 2007 the Company had paid $85,000 in taxes for the previous period of January to December of 2006 and owes deferred taxes of $175,000.

Note 5 Subsequent Events

From February 1, to March 15, the company raised approximately $1,000,000 in a private offering of preferred class stock sold at $7 per share. Each preferred share is convertible into 50 common shares. This offering was conducted according to Regulation D Rule 504 of the 1933 Securities and Exchange act. The offering is not integratable with previous offerings and represents a separate plan of finance meant to cover the research and development of technologies that were not planned as of January 1, 2007.

Page. 106

On March 5th, 2006, the company acquired exclusive licensing rights from the University of Nebraska for the research, development, sale, sublicensing and commercialization of PLGA Biodegradable Nanoparticles and the rights to an anti-cancer technology known as wt-p53 loaded nanoparticles. The company paid approximately $120,000 in upfront licensing and patent related fees, and further agreed to certain milestones described in detail in the section entitled "Patents, trademarks, and Intellectual Property".

Page. 107

Telomolecular Corp.
A DEVELOPMENT STAGE CORPORATION
NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)
DECEMBER 31, 2005
Attached

                                PART III - Exhibits

Index to Exhibits

Copies of the following documents are filed with this Registration Statement, Form 10-SB, as exhibits:

3.1  Articles of Incorporation
3.2  Certificate of Amendment of Articles of Incorporation
3.3  Bylaws
3.4  Licensing Agreement with Stanford for "Nanocircles"
3.5  Licensing Agreement with the University of Nebraska for "PLGA"
3.6  Licensing Agreement with Stanford for "Notch 1"
3.7  Licensing Agreement with Stanford for "Mitofusin 1"
3.8  Expanded licensing agreement with the University of Nebraska Medical Center
3.9  Lease Agreement
4.0  Stanford Patent Application on "Nanocircles"
4.1  Other Selected Patent Applications
4.2  Resumes of Management
4.3 Supporting Data

                          SIGNATURES

In accordance with the provisions of Section 12 of the Securities Exchange Act of 1934, Telomolecular Corp., has duly caused this Registration Statement On Form 10-SB to be signed on its behalf by the undersigned, thereunto duly authorized, in the Los Angeles, California, on March 14, 2007.

                                 Telomolecular Corp.,

                                 a Delaware corporation

                                 By: /s/Matthew A. Sarad

                                 --------------------------------

                                               Matthew A. Sarad

                                 Its:    Chairman, President and CEO

* To be filed by amendment

Page.

Part II

Information Not Required In The Prospectus

Indemnification of Directors And Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the "NRS") and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:
(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.